Filed Pursuant to Rule 424(b)(3)

Registration No. 333-108355

CNL INCOME PROPERTIES, INC.

Supplement No. Two, dated July 26, 2005

to Prospectus, dated April 18, 2005

This Supplement is part of, and should be read in conjunction with, the Prospectus dated April 18, 2005. This Supplement replaces all prior Supplements to the Prospectus. Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise stated herein. The terms “we,” “our,” “us” and “CNL Income Properties” include CNL Income Properties and its subsidiaries.

Information as to the number and types of Properties acquired by CNL Income Properties are presented as of July 5, 2005, and all references to property acquisitions should be read in that context. Proposed properties for which CNL Income Properties enters into initial commitments to acquire, as well as property acquisitions that occur after July 5, 2005, will be reported in a subsequent Supplement.

RECENT DEVELOPMENTS

On February 14, 2005, our partnership interest purchase agreement (the “Agreement”) with Dallas Market Center Company, Ltd. (the “DMC”), a Dallas company affiliated with Crow Holdings was amended and restated. Pursuant to the terms of the amended and restated Agreement, the parties formed a Delaware limited partnership, CNL Dallas Market Center, L.P. (the “DMC Partnership”), to acquire the Dallas Market Center from DMC in two tranches. On May 25, 2005, the second tranche of the acquisition was completed in accordance with the amended and restated Agreement which set forth the terms for the purchase and sale of the International Floral and Gift Center (the “IFGC”). We contributed approximately $11.2 million, excluding transaction costs, to the DMC Partnership in connection with the acquisition. The IFGC is leased to IFDC Operating, L.P., a wholly-owned subsidiary of the existing management company, Market Center Management Company, Ltd. (“MCMC”), under a long-term master lease agreement. MCMC or related predecessor entities have managed the IFGC since its inception.

On May 25, 2005, upon closing the second tranche of the acquisition of the Dallas Market Center, the DMC Partnership became obligated for approximately $17.0 million in existing debt on the IFGC. The IFGC loan bears interest at fixed rate of 5.45% and requires aggregate monthly principal and interest payments of $110,663. The loan is amortized over 22 years, matures in September 2012 and allows prepayment after August 2006 under certain terms and conditions.

On May 20, 2005, we closed on a $5.0 million revolving line of credit with Branch Banking and Trust. The line will primarily be used to fund working capital needs, distributions to stockholders and bridge financing on real estate investments.

On May 20, 2005, the $45.0 million bridge loan from Intrawest Resort Finance, Inc. was refinanced with loans from Sun Life Assurance Company of Canada made to the subsidiaries of our unconsolidated partnership with Intrawest Corporation in the aggregate principal amount of $46.0 million.

THE OFFERING

As of June 23, 2004, we had received aggregate subscription proceeds of approximately $3.44 million, which exceeded the minimum offering amount of $2.5 million, and approximately $3.38 million of the funds were released from escrow. As of July 5, 2005, we received total subscription proceeds of approximately $187.5 million (18,807,153 shares) from 6,157 investors in connection with this offering.

SUITABILITY STANDARDS AND HOW TO SUBSCRIBE

HOW TO SUBSCRIBE

The second paragraph on page ii of the Prospectus is updated and replaced by the following:

An investor who meets the suitability standards described above may subscribe for shares by completing and executing the subscription agreement and delivering it to a participating broker-dealer, together with a check for the full purchase price of the shares for which they have subscribed, payable to “Wachovia Bank.” Certain participating broker-dealers who have “net capital,” as defined in the applicable federal securities regulations, of $250,000 or more may instruct their customers to make their checks for shares for which they have subscribed payable directly to the participating broker-dealer. Care should be taken to ensure that the subscription agreement is filled out correctly and completely. Partnerships, individual fiduciaries signing on behalf of trusts, estates, and in other capacities, and persons signing on behalf of corporations and corporate trustees may be required to obtain additional documents from participating broker-dealers. Any subscription may be rejected by us in whole or in part, regardless of whether the subscriber meets the minimum suitability standards.

In addition, all references to “South Trust Bank” throughout the Prospectus are replaced with “Wachovia Bank.”

CNL INCOME PROPERTIES, INC.

OUR MANAGEMENT

The following paragraph should be read in conjunction with the section entitled “CNL Income Properties, Inc.—Our Management,” beginning on page 5 of the Prospectus:

As of May 3, 2005, CNL Investment Company (“CIC”), a Florida corporation, was merged with and into CNL Capital Markets, Inc. (“CCMI”), a Florida corporation. CIC’s directors approved the merger by unanimous written consent on April 30, 2005. All references to “CNL Investment Company” throughout the Prospectus are replaced with “CNL Capital Markets, Inc.”

The following paragraph updates and replaces the first full paragraph on page 8 of the Prospectus:

OUR AFFILIATES

The “Prior Performance Information” section of this Prospectus contains a narrative discussion of the other real estate programs sponsored by our affiliates and our advisor’s affiliates in the past, including 18 public limited partnerships and three unlisted public REITs. As of December 31, 2004, these entities, which invest in properties that are leased primarily on a “triple-net” lease basis or leased to taxable REIT subsidiaries, but do not invest in the types of properties in which we initially intend to invest, had purchased, directly or indirectly, approximately 1,946 fast-food, family-style, and casual-dining restaurant properties, 132 hotel properties and 222 retirement facilities and medical office buildings. Based on an analysis of the operating results of such prior public programs in which Mr. Seneff, our Chairman, and Mr. Bourne, our Vice Chairman and Treasurer, have served, individually or with others, as general partners or officers and directors, Messrs. Seneff and Bourne believe that each of such prior public programs has met, or is in the process of meeting, its principal investment objectives. Statistical data relating to certain of the public limited partnerships and the unlisted public REITs are contained in Appendix B — Prior Performance Tables.

RISK FACTORS

The following paragraph updates and replaces the fourth paragraph on page 28 of the Prospectus:

We may borrow money to make distributions and distributions may not come from funds from operations. We have borrowed and may continue to borrow money as necessary or advisable to make distributions. Our distributions have exceeded our funds from operations in the past and may do so in the future. In the event that we make distributions in excess of our earnings and profits, such distributions could constitute a return of capital for federal income tax and accounting purposes. Furthermore, in the event that we are unable to fund future distributions from our funds from operations, the value of your shares upon the possible listing of our stock, the sale of our assets or any other liquidity event may be negatively impacted.

ESTIMATED USE OF PROCEEDS

The following paragraph updates and replaces the first paragraph on page 32 of the Prospectus:

The table set forth below summarizes certain information relating to the anticipated use of offering proceeds by CNL Income Properties, assuming that: (i) the minimum offering of 250,000 shares is sold; (ii) only 100 million shares are sold; and (iii) a maximum offering of 200 million shares are sold. As of July 5, 2005, 18,807,153 shares have been sold in the offering, including shares issued through the reinvestment plan. The table below assumes that no shares will be issued through the reinvestment plan if 250,000 shares are sold, 1.1 million shares will be issued through the reinvestment plan if 100 million shares are sold and 1.65 million shares will be issued through the reinvestment plan if 200 million shares are sold. All shares issued through the reinvestment plan for this offering will be at a purchase price of $9.50 per share.

The table and accompanying footnotes on the following page update and replace the table and accompanying footnotes beginning on page 33 of the Prospectus. The table and footnotes are being updated in order to clarify the description of estimated Acquisition Fees contained therein and to modify the maximum amount of due diligence expense reimbursements payable to our managing dealer and to participating broker-dealers from 0.01% to 0.10% of offering proceeds.

As a result of this change in the amount of maximum due diligence expense reimbursements, the number “$0.200 million” should be updated and replaced with the number “$2.0 million” in the following sections of the Prospectus: (i) in the section entitled “CNL Income Properties—Compensation to be Paid to our Advisor and Affiliates” on page 9, in the second column of the chart with respect to due diligence expense reimbursements, (ii) in the section entitled “Management Compensation” on page 36, in the third column of the chart with respect to due diligence expense reimbursements, and (iii) in the section entitled “Certain Relationships and Related Transactions” on page 114, in the third column of the chart with respect to due diligence expense reimbursements.

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	Minimum Offering 250,000 Shares		Assuming Sale of 100,000,000 Shares		Maximum Offering 200,000,000 Shares
	Amount	Percent	Amount	Percent	Amount	Percent
OFFERING PROCEEDS TO CNL INCOME PROPERTIES (1)	$2,500,000	100.0%	$989,700,000	100.0%	$1,979,675,000	100.0%
Less:
Selling Commissions to CNL Securities Corp. (1)	162,500	6.50%	57,947,500	5.86%	116,252,500	5.87%
Marketing Support Fee to CNL Securities Corp. (1)	62,500	2.50%	22,287,500	2.25%	44,712,500	2.26%
Due Diligence Reimbursement to CNL Securities Corp. (1)	2,500	0.10%	1,000,000	0.10%	2,000,000	0.10%
Organizational and Offering Expenses (2)	97,500	3.90%	21,250,000	2.15%	26,650,000	1.35%

NET PROCEEDS TO CNL INCOME PROPERTIES	2,175,000	87.00%	887,215,000	89.64%	1,790,060,000	90.42%
Less:
Acquisition Fees to the Advisor (3)	75,000	3.00%	29,008,500	2.93%	58,025,250	2.93%
Acquisition Expenses (4)	6,250	0.25%	2,470,000	0.25%	4,950,000	0.25%
Initial Working Capital Reserve (5)	—	—	—	—	—	—

CASH AVAILABLE FOR PURCHASE OF PROPERTIES AND THE MAKING OR ACQUIRING OF LOANS AND OTHER PERMITTED INVESTMENTS BY CNL INCOME PROPERTIES (6)	$2,093,750	83.75%	$855,736,500	86.46%	$1,727,084,750	87.24%

FOOTNOTES:

(1)	For the minimum offering, offering proceeds are calculated as if all shares are sold at $10.00 per share and do not take into account any reduction in selling commissions, the marketing support fee and/or the acquisition fee. As stated above, assuming 100 million shares are sold, approximately 89% of the shares sold will not be sold subject to a discount, approximately 1.0% of the shares will be issued through the reinvestment plan at a purchase price of $9.50 per share, approximately 5.0% of the shares sold will be sold at a price “net” of selling commissions and the marketing support fee and approximately 5.0% of the shares will be sold at a price “net” of selling commissions and the marketing support fee, and subject to a reduced Acquisition Fee of 1.0%. Accordingly, offering proceeds are calculated as if (i) selling commissions equal to 6.5% of aggregate Gross Proceeds, a marketing support fee equal to 2.5% of aggregate Gross Proceeds and an Acquisition Fee equal to 3.0% are applied to approximately 89% of the shares sold; (ii) approximately 1.0% of the shares are sold pursuant to the reinvestment plan at a purchase price of $9.50 per share; (iii) no selling commissions, no marketing support fee and an Acquisition Fee equal to 3.0% of Gross Proceeds are applied to approximately 5.0% of the shares sold; and (iv) no selling commissions, no marketing support fee and a reduced Acquisition Fee equal to 1.0% of Gross Proceeds are applied to approximately 5.0% of the shares sold. Assuming 200 million shares are sold, approximately 89% of the shares sold will not be sold subject to a discount, approximately 1.0% of the shares will be issued through the reinvestment plan at a purchase price of $9.50 per share, approximately 5.0% of the shares sold will be sold at a price “net” of selling commissions and the marketing support fee and approximately 5.0% of the shares will be sold at a price “net” of selling commissions and the marketing support fee, and subject to a reduced Acquisition Fee of 1.0%. Accordingly, offering proceeds are calculated as if (i) selling commissions equal to 6.5% of aggregate Gross Proceeds, a marketing support fee equal to 2.5% of aggregate Gross Proceeds and an Acquisition Fee equal to 3.0% are applied to approximately 89% of the shares sold; (ii) approximately 1.0% of the shares are sold pursuant to the reinvestment plan at a purchase price of $9.50 per share; (iii) no selling commissions, no marketing support fee and an Acquisition Fee equal to 3.0% of Gross Proceeds are applied to approximately 5.0% of the shares sold; and (iv) no selling commissions, no marketing support fee and a reduced Acquisition Fee equal to 1.0% of Gross Proceeds are applied to approximately 5.0% of the shares sold. See “The Offering — Plan of Distribution” for a description of the circumstances under which selling commissions and the marketing support fee may not be charged in connection with certain purchases, including, but not limited to purchases by registered representatives or principals of the managing dealer or Participating Brokers, directors, officers and employees of CNL Income Properties and of CNL Income Properties’ Affiliates and those persons’ Affiliates and via registered investment advisers. A portion of the selling commissions will be reduced in connection with volume purchases, which will be reflected by a corresponding reduction in the per share purchase price. Selling commissions and the marketing support fee will not be paid in connection with the purchase of shares pursuant to the reinvestment plan.

(2)	Organizational and Offering Expenses include, without limitation, legal, accounting, printing, escrow, filing, registration, qualification, and other expenses of the organization of CNL Income Properties and the offering of the shares, including marketing and sales costs, but exclude selling commissions, the marketing support fee and due diligence expense reimbursements. Pursuant to state securities laws, the Organizational and Offering Expenses paid by CNL Income Properties together with the 6.5% selling commissions, the marketing support fee and due diligence expense reimbursements incurred by CNL Income Properties may not exceed 15% of the proceeds raised in connection with this offering. Notwithstanding the additional expenses CNL Income Properties could incur by virtue of this cap, CNL Income Properties estimates that in general, assuming the maximum number of shares is sold, selling commissions will not exceed 6.5%, the marketing support fee will not exceed 2.5%, due diligence expense reimbursements will not exceed 0.10% and Organizational and Offering expenses will not exceed 1.35%. The difference between the “15% limitation” and these estimates represents additional costs that CNL Income Properties may incur under state securities laws, but does not anticipate incurring. In accordance with CNL Income Properties’ articles of incorporation, the total amount of selling commissions, marketing support fees, due diligence expense reimbursements, and Organizational and Offering Expenses to be paid may not exceed 13% of the aggregate offering proceeds. Therefore, the calculation of the Organization and Offering Expenses for the minimum offering assumes the maximum amount that could be paid within the 13% limitation.

(3)	Acquisition Fees include all fees and commissions paid by CNL Income Properties to any person or entity in connection with the selection or acquisition of any Property or the making or acquisition of any loan or other Permitted Investment, including to Affiliates or non-Affiliates. Acquisition Fees do not include Acquisition Expenses. See “The Offering – Plan of Distribution” for a description of the circumstances under which Acquisition Fees will be reduced and an applicable discount will be available to purchasers. In connection with making investments, if CNL Income Properties assumes or takes an investment subject to existing debt, CNL Income Properties will not be able to pay Acquisition Fees with respect to such debt out of debt proceeds and may need to use Net Offering Proceeds (defined in Note 5 below) to pay such Acquisition Fees. In that event, the cash available to make investments will decrease. For example, assuming CNL Income Properties raises the maximum offering amount of $1,979,675,000, uses all of the $1,727,084,750 available to make investments, and such investments are subject to 25% assumed debt, then the estimated Acquisition Fees payable from offering proceeds will increase by approximately $12,953,136, or 0.65%. Assuming CNL Income Properties raises the midpoint offering amount of $989,700,000, uses all of the $855,736,500 available to make investments, and such investments are subject to 25% assumed debt, then the estimated Acquisition Fees payable from offering proceeds will increase by approximately $6,418,024, or 0.65%.

(4)	Represents Acquisition Expenses that are neither reimbursed to CNL Income Properties nor included in the purchase price of the Properties, and on which rent is not received, but does not include certain expenses associated with Property acquisitions that are part of the purchase price of the Properties, that are included in the basis of the Properties, and on which rent is received. Acquisition Expenses include any and all expenses incurred by CNL Income Properties, the advisor, or any Affiliate of either in connection with the selection or acquisition of any Property or the making or acquisition of any loan or other Permitted Investment, whether or not acquired or made, including, without limitation, legal fees and expenses, travel and communication expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, taxes, and title insurance, but exclude Acquisition Fees. Pursuant to state securities laws, the total of all Acquisition Fees and any Acquisition Expenses shall be reasonable and shall not exceed an amount equal to 6.0% of the Real Estate Asset Value of a Property, or in the case of a loan, 6.0% of the funds advanced, unless a majority of the board of directors, including a majority of the Independent Directors not otherwise interested in the transaction, approves fees in excess of this limit subject to a determination that the transaction is commercially competitive, fair and reasonable to CNL Income Properties.

(5)	Because leases generally will be on a triple-net lease basis, it is not anticipated that a permanent reserve for maintenance and repairs will be established. However, to the extent that CNL Income Properties has insufficient funds for such purposes, the advisor may, but is not required to, contribute to CNL Income Properties an aggregate amount of up to 1.0% of the net offering proceeds (the “Net Offering Proceeds”) available to CNL Income Properties for maintenance and repairs. As used herein, “Net Offering Proceeds” means Gross Proceeds less (i) selling commissions; (ii) Organizational and Offering Expenses; (iii) the marketing support fee and (iv) due diligence expense reimbursements. The advisor also may, but is not required to, establish reserves from offering proceeds, operating funds, and the available proceeds of any sales of CNL Income Properties’ assets.

(6)	Offering proceeds designated for investment in Properties or for the making or acquisition of loans or other Permitted Investments may also be used to repay debt borrowed in connection with such acquisitions. Offering proceeds designated for investment in Properties or for the making or acquisition of loans or other Permitted Investments temporarily may be invested in short-term, highly liquid investments with appropriate safety of principal. CNL Income Properties may, at our discretion, use up to $100,000 per calendar quarter of offering proceeds for redemptions of shares. See “Redemption of Shares.”

MANAGEMENT COMPENSATION

For information concerning compensation paid to the Advisor and its Affiliates, see “Certain Relationships and Related Transactions.”

SUMMARY OF REINVESTMENT PLAN

PARTICIPANT ACCOUNTS, FEES AND ALLOCATION OF SHARES

The following paragraph updates and replaces the last paragraph on page 48 of the Prospectus:

Subject to the provisions of the articles of incorporation relating to certain restrictions on and the effective dates of transfer, shares acquired pursuant to the reinvestment plan will entitle the Participant to the same rights and to be treated in the same manner as those purchased by the Participants in the offering. In the event the proceeds from the sale of shares are used to acquire Properties or to invest in loans or other Permitted Investments, CNL Income Properties will pay Acquisition Fees of 3.0% of the purchase price of the shares sold pursuant to the reinvestment plan. CNL Income Properties may also pay approximately 2.15%, 0.10% and 0.25% to Affiliates as reimbursement for Organizational and Offering Expenses, due diligence expenses and Acquisition Expenses, respectively. As a result, aggregate fees and expenses payable to Affiliates of CNL Income Properties will total approximately 5.50% of the proceeds of reinvested distributions.

BUSINESS

PROPERTY ACQUISITIONS

Merchandise Marts. On February 14, 2005, we amended and restated the Agreement with DMC, a Dallas company affiliated with Crow Holdings. Pursuant to the terms of the Agreement, the parties formed the DMC Partnership, to acquire the Dallas Market Center from DMC in two tranches.

The acquisition of the first tranche was completed on February 14, 2005 and included the World Trade Center, Dallas Trade Mart and Market Hall buildings as well as leases for the underlying land; limited use rights to the Apparel Mart (which resides on the Dallas Market Center campus); and related parking facilities on the property. Additional funding for the first tranche occurred on March 11, 2005.

On May 25, 2005, the acquisition of the second tranche was completed in accordance with the Agreement which set forth the terms for the purchase and sale of the IFGC. The IFGC houses permanent showrooms for floral products, holiday decorative products and related accessories. The IFGC serves as the headquarters for the American Floral Industry Association, and is home to two annual floral shows, the Holiday and Home Expos. We contributed approximately $11.2 million, excluding transaction costs, to the DMC Partnership in connection with the acquisition.

The following is a description of the IFGC property acquired on May 25, 2005:

Property location and description	Description of real estate acquired	Purchase price (1)	Leasable square feet
Dallas Market Center - Texas Dallas Market Center is the world’s largest wholesale merchandise mart according to Guinness World Records. It showcases home furnishings, gifts, decorative accessories, lighting, floral, apparel and accessories. The market center hosts more than 50 wholesale markets, or tradeshows, each year.	The IFGC consisting of approximately 440,000 square feet of wholesale merchandising and exhibition space and long-term ground leases for the underlying land.	$31.0 million	440,000

FOOTNOTES:

(1)	The amount represents the total purchase price paid by the DMC Partnership for the IFGC. Our share of the total consideration contributed to the DMC Partnership for the second tranche of the acquisition was approximately $11.2 million. The remaining $2.8 million represents the approximate value assigned to DMC’s interest in the DMC Partnership. The DMC Partnership assumed an approximately $17.0 million existing mortgage loan in connection with the acquisition of the IFGC. The approximate federal income tax basis of the real estate assets acquired is estimated to be approximately $25.0 million, representing our 80% ownership interest, which will be depreciated on a straight-line basis over the estimated remaining useful lives of the assets acquired.

A wholly-owned subsidiary of the DMC Partnership has leased the IFGC to IFDC Operating, L.P., a wholly-owned subsidiary of the existing management company, MCMC, under a long-term master lease agreement. MCMC or related predecessor entities have managed the IFGC since its inception in 1999. The lease is a five-year triple-net lease with five five-year renewals. Rental payments due under the lease are equal to the greater of minimum annual rent of approximately $3.0 million or percentage rent. Pursuant to the lease, percentage rent is equal to certain applicable percentages of various revenue thresholds achieved by MCMC at the IFGC. We believe that the IFGC is adequately insured. We believe that there is no immediate need for repairs on the IFGC. DMC has invested approximately $15.0 million in improvements at the IFGC over the last six years. However, we will continue to evaluate opportunities with MCMC that could result in capital improvements as well as increased minimum annual rent at the IFGC.

The following table contains information regarding the historical average occupancy rates for the IFGC:

Location	Fiscal year	Average occupancy rate
Dallas Market Center - Texas	2004	98.78%
	2003	100.00%
	2002	98.92%
	2001	99.38%
	2000	100.00%

For a discussion of the competitive factors affecting the IFGC, see the section of the Prospectus entitled “Business – Merchandise Marts.”

The following table updates and replaces the table at the top of page 68 of the Prospectus:

Property location and description	Description of specific real estate acquired in first tranche	Total purchase price(1)	Leasable square feet

Dallas Market Center - Texas

Dallas Market Center is the world’s largest wholesale merchandise mart according to Guinness World Records. It showcases home furnishings, gifts, decorative accessories, lighting, floral, apparel and accessories. The market center hosts more than 50 wholesale markets, or tradeshows, each year.

The facilities and long term ground leases for the underlying land for the World Trade Center, Dallas Trade Mart and Market Hall

Limited use rights to the Apparel Mart (located on the Dallas Market Center campus)

Related parking facilities

		$218.0 million	4.3 million

FOOTNOTES:

(1)	The amount represents the total purchase price paid by the DMC Partnership for the Dallas Market Center, including the assumption of existing mortgage loans totaling approximately $143 million, and excluding closing costs and the IFGC, which was acquired in the second tranche of the acquisition. Our share of the total consideration contributed to the DMC Partnership for the first tranche of the acquisition is $60 million. The remaining $15 million represents the value assigned to DMC as its interest in the DMC Partnership. The federal income tax basis of the real estate assets acquired is estimated to be approximately $175 million, representing our 80% ownership interest, which will be depreciated on a straight-line basis over the estimated remaining useful lives of the assets acquired.

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The following table updates and replaces the table beginning on page 75 of the Prospectus:

Location	Year	Number of leases expiring(1)	Total square feet of expiring leases	Annual base rents of expiring leases(2)		Percentage of gross annual base rents represented by such leases
Blue Mountain	2005	1	635	$29,000		2.5%
	2006	2	3,594	126,000		10.5%
	2007	7	11,829	342,000		29.4%
	2008	5	3,437	120,000		10.3%
	2009	1	1,072	38,000		3.2%
	2010	1	921	32,000		2.8%
	2013	3	9,753	314,000		27.0%

Whistler Creekside	2008	7	8,934	$322,000		14.9%
	2009	7	8,567	279,000		12.9%
	2012	1	3,375	155,000		7.2%
	2014	3	12,343	429,000		19.8%

Copper	2005	3	3,976	$108,000		5.7%
	2006	4	8,245	161,000		8.5%
	2007	4	6,477	102,000	(3)	5.4%(3)
	2008	11	22,269	534,000		28.3%
	2009	1	2,561	—	(3)	<1.0%(3)
	2013	3	7,208	75,000		4.0%

Mammoth	2006	1	682	$20,000		1.2%
	2008	20	29,046	869,000		50.4%
	2009	1	992	30,000		1.7%
	2013	6	21,793	649,000		37.5%
	2014	3	3,360	100,000		5.8%

Sandestin	2007	9	9,208	$218,000		16.8%
	2008	5	4,612	115,000		8.9%
	2012	11	27,005	612,000		47.2%
	2013	1	3,799	82,000		6.3%

Snowshoe	2006	2	2,033	$32,000		4.0%
	2008	2	5,168	135,000		16.9%
	2009	1	1,243	—	(3)	<1.0%(3)
	2010	1	2,600	52,000		6.5%
	2013	1	5,912	—	(3)	<1.0%(3)

Stratton	2004	1	964	$24,000		3.6%
	2006	1	574	14,000		2.2%
	2007	3	3,430	90,000		13.5%
	2008	3	13,458	26,000	(3)	3.9%(3)
	2013	2	7,475	—	(3)	<1.0%(3)

FOOTNOTES:

(1)	Based upon the initial lease term or renewal options currently exercised. Most of the leases include renewal options that, if exercised, will result in the leases expiring in later years. The termination of the Intrawest interim leases in December 2008 is reflected in the table for that year.

(2)	Approximates the December 2004 monthly base rents annualized, and excludes any additional or percentage rents paid or any increases in the base rent from year to year. The amounts for the Blue Mountain and Whistler Creekside locations are expressed in Canadian Dollars.

(3)	Certain tenants currently pay rent based solely on a percentage of their sales revenue. In those instances, no base rent has been assumed or included in this calculation. Actual rents, which will be based on a percentage of a tenant’s future sales revenue, may vary.

BORROWING

The following information should be read in conjunction with the section entitled “Business – Borrowing,” beginning on page 89 of the Prospectus.

On May 20, 2005, we closed on a $5.0 million revolving line of credit with Branch Banking and Trust. The line will primarily be used for working capital needs, distributions to stockholders and bridge financing on real estate investments. The line of credit is unsecured, bears interest at the 30-day LIBOR plus 2.25% and has a term of two years. We plan to obtain lines of credit, in an amount up to $100 million. The lines of credit may be increased at the discretion of our board of directors and may be repaid with offering proceeds, proceeds from the sale of assets, working capital or permanent financing. There can be no assurance that additional lines of credit will be obtained.

The acquisition of the Canadian Resort Village Properties on December 3, 2004 was funded, in part, with approximately $22.3 million ($26.6 million Canadian dollars) of permanent debt financing secured by a mortgage on the Canadian Resort Village Properties, which was obtained on December 3, 2004. The loan bears interest at a fixed rate of 5.83%, requires payments of interest-only for the first two years, and thereafter requires monthly payments of principal and interest based upon a 30 year amortization period and a maturity date on the tenth anniversary. The balance due upon maturity assuming no prepayment of principal will be approximately $19.5 million ($23.3 million Canadian dollars).

In connection with our acquisition of the U.S. Resort Village Properties through our unconsolidated partnership with Intrawest Corporation, Intrawest Resort Finance, Inc. provided bridge financing in the principal amount of $45.0 million. On May 20, 2005, the $45.0 million bridge loan was refinanced with loans from Sun Life Assurance Company of Canada made to the subsidiary owners of the properties in the aggregate principal amount of $46.0 million. The loans bear interest at a fixed rate of 5.75%, require the subsidiaries of our unconsolidated partnership with Intrawest Corporation to make monthly principal and interest payments in the aggregate amount of $289,389 (based on a 25-year amortization), mature on May 20, 2015, and may not be prepaid except with payment of a premium. The balance due upon maturity assuming no prepayment of principal will be approximately $35.0 million.

On February 14, 2005, upon closing the first tranche of the acquisition of the Dallas Market Center, the DMC Partnership became obligated for approximately $143 million in existing debt on the DMC Property. The securitized loan bears interest at a blended rate of 6.04% and requires monthly principal and interest payments of $889,145. The balance due upon maturity of the $143 million securitized loan on the DMC Property, assuming no prepayment of principal, will be approximately $113.1 million. Further, on May 25, 2005, upon closing the second tranche of the acquisition, the DMC Partnership became obligated for approximately $17.0 million in existing debt on the IFGC. The IFGC loan bears interest at a fixed rate of 5.45% and requires aggregate monthly principal and interest payments of $110,663. The loan is amortized over 22 years, matures in September 2012 and allows prepayment after August 2006 under certain terms and conditions. The balance due upon maturity assuming no prepayment of principal will be approximately $12.4 million.

SELECTED FINANCIAL DATA

The following selected financial data for CNL Income Properties should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 94 of the Prospectus and the Financial Information commencing on page F-1:

	Quarter Ended March 31,		Year Ended December 31,
	2005 (Unaudited) (1)	2004 (Unaudited) (2)	2004 (3)	2003 (2)
Operating Data:
Operating expenses	$847,746	$—	$1,259,119	$—
Interest income	186,917	—	378,741	—
Equity in earnings of unconsolidated entities	1,652,997	—	218,466	—
Net income (loss)	992,168	—	(683,263)	—
Funds from operations (“FFO”) (5)	1,743,929	—	(579,129)	—
FFO per share	0.16	—	(0.14)	—
Cash distributions paid (4)	1,280,706	—	1,172,688	—
Cash distributions paid per share	0.13	—	0.26	—
Cash provided by operating activities	140,519	—	754,656	—
Cash used in investing activities	64,043,135	—	41,780,499	—
Cash provided by financing activities	40,944,658	—	77,734,960	—
Net earning (loss) per share	0.09	—	(0.17)	—
Weighted average number of shares outstanding (basic and diluted)	10,775,650	20,000	4,075,979	20,000

	March 31, 2005 (Unaudited) (1)	March 31, 2004 (Unaudited)	December 31, 2004(3)	December 31, 2003
Balance Sheet Data:
Investment in unconsolidated entities	$110,158,446	$—	$41,913,212	$—
Cash	13,752,159	1,000	36,710,117	1,000
Total assets	132,295,810	2,200,406	85,956,427	1,311,797
Debt obligations	—	—	—	—
Total liabilities	19,537,495	2,000,406	11,004,049	1,111,797
Stockholders’ equity	112,758,315	200,000	74,952,378	200,000

Other Data:
Properties owned by unconsolidated entities at end of the quarter/year (6)	8	—	7	—
Properties acquired by unconsolidated entities during the quarter/year (6)	1	—	7	—

FOOTNOTES:

(1)	As of March 31, 2005, we owned investments in unconsolidated entities accounted for under the equity method of accounting with carrying values totaling approximately $110.2 million. General operating and administrative expense includes asset management fees to advisor of $313,973. Our equity in earnings of approximately $1.7 million was generated from our investment in unconsolidated entities for the period in which we owned the assets. The results of operations for the quarter ended March 31, 2005 are not necessarily indicative of future performance or the results for the year ending December 31, 2005.

(2)	No operations had commenced because we were in our development stage. We commenced active operations on June 23, 2004. Selected financial data for 2003 covers the period August 11, 2003 (date of inception) through December 31, 2003.

(3)	Operations commenced on June 23, 2004 when we received minimum offering proceeds of $2.5 million and funds were released from escrow. We completed our first investment in December 2004, and our operating results for the year ended December 31, 2004 were primarily limited to the interest income earned during the period in which we were operational. As of December 31, 2004, we owned investments in unconsolidated entities accounted for under the equity method of accounting with carrying values totaling approximately $41.9 million. General operating and administrative expense includes write-off of approximately $401,000 in previously capitalized acquisition cost relating to certain investments that were not made or are no longer being pursued. Our equity in earnings of $218,466 was generated from our investment in unconsolidated entities for the period in which we owned the asset. The results of operations for the year ended December 31, 2004 are not necessarily indicative of future performance due to the limited time during which we were operational, our incurrence of organizational costs, and having not completed our first investment until December 2004.

(4)	Cash distributions are declared by the board of directors and generally are based on various factors, including expected and actual net cash from operations and our general financial condition, among others. Approximately, 8.5% and 24.0% of the distributions received by stockholders were considered to be ordinary income and approximately 91.5% and 76.0% were considered a return of capital for federal income tax purpose for the quarter and year ended March 31, 2005 and December 31, 2004, respectively. Cash distributions are treated as a return of capital on the basis of generally accepted accounting principals (“GAAP”) to the extent the amount of such distributions exceed net income on a GAAP basis, including deductions for depreciation expense. Approximately 23% and 100% of the distributions were treated as a return of capital on a GAAP basis for the quarter ended March 31, 2005 and year ended December 31, 2004, respectively. We have not treated such amounts as a return of capital for purposes of calculating the stockholders’ return on their invested capital.

(5)	We consider funds from operations (“FFO”) to be an indicative measure of operating performance due to the significant effect of depreciation of real estate assets on net income. FFO, based on the revised definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) and as used herein, means net income determined in accordance with GAAP, excluding gains or losses from sales of property, plus depreciation and amortization of real estate assets and after adjustments for unconsolidated partnerships and joint ventures. We believe that by excluding the effect of depreciation and amortization, FFO can facilitate comparisons of operating performance between periods and between other equity REITs. FFO was developed by NAREIT as a relative measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. However, FFO (i) does not represent cash generated from operating activities determined in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events that enter into the determination of net income); (ii) is not necessarily indicative of cash flow available to fund cash needs; and (iii) should not be considered as an alternative to net income determined in accordance with GAAP as an indication of our operating performance, or to cash flow from operating activities determined in accordance with GAAP as a measure of either liquidity or our ability to make distributions. FFO as presented may not be comparable to amounts calculated by other companies. Accordingly, we believe that in order to facilitate a clear understanding of the consolidated historical operating results, FFO should be considered in conjunction with our net income and cash flows as reported in the accompanying consolidated financial statements and notes thereto.

Reconciliation of net income (loss) to FFO for the quarter ended March 31, 2005 and 2004, and the year ended December 31, 2004 and 2003:

	Quarter Ended March 31,		Year Ended December 31,
	2005 (Unaudited)	2004 (Unaudited)	2004	2003
Net income (loss)	$992,168	$—	$(683,263)	$—
Adjustments:
Equity in earnings of unconsolidated entities	(1,652,997)	—	(218,466)	—

FFO from unconsolidated entities	2,404,758	—	322,600	—
Funds from operations	$1,743,929	$—	$(579,129)	$—

FFO per share	$0.16	$—	$(0.14)	$—

(6)	The properties were acquired and are indirectly owned by us through our unconsolidated entities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following information should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section beginning on page 94 of the Prospectus.

INTRODUCTION

The following discussion is based on the condensed consolidated financial statements as of March 31, 2005 and December 31, 2004 and for the quarter ended March 31, 2005. Amounts as of December 31, 2004 included in the unaudited condensed consolidated financial statements have been derived from audited consolidated financial statements as of that date. This information should be read in conjunction with the accompanying unaudited condensed consolidated financial statements and the notes thereto, as well as the consolidated financial statements and notes thereto included in the Prospectus for the year ended December 31, 2004.

The following information contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “intend,” “predict,” “believe” and “expect” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, our actual results could differ materially from those set forth in the forward-looking statements. Some factors that might cause such a difference include the following: changes in general economic conditions, changes in government regulations, changes in local and national real estate conditions, terrorism, extended U.S. military combat operations, our ability to obtain permanent financing on satisfactory terms, availability of proceeds from our offering of shares, our ability to identify suitable investments, our ability to close on identified investments, our ability to locate suitable tenants for our properties and borrowers for mortgage loans, and the ability of such tenants and borrowers to make payments under their respective leases or mortgage loans. Given these uncertainties, we caution you not to place undue reliance on such statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

OVERVIEW

CNL Income Properties, Inc. was organized pursuant to the laws of the State of Maryland on August 11, 2003. We were formed primarily to acquire properties in the United States that will be leased on a long-term (generally five to 20 years, plus multiple renewal options), triple-net or gross basis to tenants or operators who are significant industry leaders. We qualify and operate as a real estate investment trust (a “REIT”) for federal income tax purposes. We have retained CNL Income Corp. (the “Advisor”) as our advisor to provide management, acquisition, advisory and administrative services.

Beginning on April 16, 2004, we offered for sale up to $2 billion in shares of common stock (200 million shares of common stock at $10 per share) pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended (the “Offering”). We commenced active operations on June 23, 2004, when the minimum required offering proceeds were received and funds were released to us from escrow. The activities from August 11, 2003 through June 23, 2004 were devoted to our organization. As of July 5, 2005 we had received aggregate offering proceeds totaling $187.5 million (18,807,153 shares), including $2,156,356 million (226,985 shares) purchased through our distribution reinvestment plan. We have and will continue to use proceeds from the Offering to invest in properties and other permitted investments.

We intend to focus our investment activities on and use the proceeds of our Offering primarily for the acquisition, development and ownership of properties that we believe (i) are part of an asset class wherein the supply of developed, specific-use real estate is greater than the demand for the intended use of such real estate; (ii) are part of an industry that is experiencing constraints on the availability of new capital, which we believe typically has the effect of lowering the purchase price of such properties from that which would typically be available; and/or (iii) have the potential for long-term revenue generation based upon certain demographic data including an aging baby boomer population and associated concentrations of wealth. We have initially begun to invest in, and will most likely continue to invest in, properties in the following assets classes (in no order of priority):

•	Property leased to dealerships including, for example, automobile, motorcycle, recreational vehicle and boat dealerships;

•	Campgrounds, and manufactured housing, or recreational vehicle (“RV”) parks, whose operators rent lots and offer other services;

•	Health clubs, wellness centers and spa facilities;

•	Parking lots, whose operators offer monthly and daily parking space rentals in urban areas;

•	Merchandise marts, whose operators lease showrooms to, and host tradeshows for, merchandise manufacturers and wholesalers in major metropolitan areas;

•	Destination retail and entertainment centers, whose operators develop and lease properties featuring entertainment-oriented stores, restaurants and/or attractions;

•	Marinas, whose operators offer recreational boat slip rentals and other services such as boat and boat trailer storage, gasoline sales, boat rentals and sales, restaurants, lodging and related properties offering other nautical related goods and services;

•	Ski resorts, including real estate in and around ski resorts such as ski-in/ski-out alpine villages, townhouses, lodging and other related properties;

•	Golf courses, including golf clubs and courses that may offer other amenities;

•	Vacation ownership interests, which entitle a purchaser of the interests to exclusive use of resort accommodations at a resort property or properties for a particular period of time each year; and

•	Other attractions, such as themed amusement parks, water parks, sports-related venues, and cultural facilities such as visual and performing arts centers or zoological parks.

Although these are initially the most likely asset classes in which we have and will invest, we may acquire or invest in other types of properties which are not listed above that we believe have the potential for long-term revenue generation based upon underwriting criteria and models that we have developed and/or certain demographic criteria as described above.

Various wholly owned subsidiaries and unconsolidated entities have been and will be formed in the future by us for the purpose of acquiring and owning real estate properties. As of July 5, 2005, we have invested in retail and commercial properties at seven resort villages and one merchandise mart property. Management expects to continue to acquire properties with a view to diversify among the types of tenants, operators and the geographic location of the properties. The following is a summary of our investments in properties as of July 5, 2005.

In December 2004 we invested in retail and commercial properties at seven resort villages in the U.S. and Canada (the “Resort Village Properties”). All of the Resort Village Properties were acquired from Intrawest Corporation (“Intrawest”). Due to certain legal, tax and lender requirements, the Canadian Resort Village Properties were acquired by us through a trust. Intrawest retained a 20% ownership interest in the partnership which owns the U.S. Resort Village Properties (the “Intrawest Partnership”). Intrawest continues to operate the Resort Village Properties pursuant to management agreements. Although we own an 80% interest in the Intrawest Partnership which owns the U.S. Resort Village Properties, our ownership percentage exceeds our economic interest and our voting rights, and Intrawest may receive a greater return than us when the Resort Village Properties perform at certain levels. The Resort Village Properties consist of approximately 408,000 square feet of leasable space that was 100% economically leased and 94% physically leased as of March 31, 2005.

On February 14, 2005, we formed the DMC Partnership to acquire the Dallas Market Center (the “DMC Property”) located in Dallas, Texas. The acquisition of the first tranche was completed on February 14, 2005 and included the World Trade Center, Dallas Trade Mart and Market Hall buildings as well as leases for the underlying land; limited use rights to the Apparel Mart (which resides on the Dallas Market Center campus); and related parking facilities on the property. Additional funding for the first tranche occurred on March 11, 2005. As of March 31, 2005, we had invested approximately $60.0 million, excluding transaction costs and held an 80% interest in the DMC Partnership. Although we own an 80% interest in the DMC Property and receive a certain return prior to any payments to DMC, DMC has equal voting rights on the management board of the DMC Property and shares control over certain key decisions with us. The DMC Property is leased to Dallas Market Center Operating, L.P., a subsidiary of the existing management company, Market Center Management Company, Ltd. (“MCMC”), which continues to manage the DMC Property. The DMC Property consists of approximately 4.3 million leaseable square feet of showroom and exhibition space.

On May 25, 2005, the acquisition of the second tranche was completed in accordance with the Agreement which set forth the terms for the purchase and sale for the IFGC. We contributed approximately $11.2 million, excluding transaction costs, to the DMC Partnership in connection with the acquisition. The IFGC is leased to IFDC Operating, L.P., a wholly-owned subsidiary of the existing management company, MCMC, under a long-term master lease agreement. MCMC or related predecessor entities have managed the IFGC since its inception. The lease is a five-year triple-net lease with five five-year renewals. Rental payments due under the lease are equal to the greater of minimum annual rent of approximately $3.0 million or percentage rent. Pursuant to the lease, percentage rent is equal to certain applicable percentages of various revenue thresholds achieved by MCMC at the IFGC.

CRITICAL ACCOUNTING POLICIES

Consolidation. The consolidated financial statements include our accounts and the accounts of our wholly owned subsidiaries and entities in which we have a controlling interest in accordance with the provisions of Statement of Position 78-9 “Accounting for Investments in Real Estate Ventures” (“SOP 78-9”) or are the primary beneficiary as defined in FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, (“FIN 46”). The application of FIN 46 and SOP 78-9 requires management to make significant estimates and judgments about our, and our venture partners’, rights, obligations and economic interests in the related venture entities. The equity method of accounting is applied in the consolidated financial statements with respect to those investments in entities in which we are not the primary beneficiary under FIN 46 or have less than a controlling interest due to the significance of rights and obligations held by other parties under SOP 78-9.

Investments in Unconsolidated Entities. We recognize equity in earnings of unconsolidated entities under the hypothetical liquidation at book value (“HLBV”) method. The determination of equity in earnings under the HLBV method requires management to determine how proceeds from disposition of the investment entities (at net book value at each measurement date) would be allocated to the various partners of the entities.

LIQUIDITY AND CAPITAL RESOURCES

General

Our principal demand for funds will be for property acquisitions, loans and other permitted investments and the payment of operating expenses and distributions to stockholders. Generally, our cash needs for items other than property acquisitions will be generated from operations, our investments or advances from affiliates, although our affiliates are not obligated to advance such funds. As of March 31, 2005, we had also received a commitment for a line of credit, which will be used to bridge short term liquidity needs that arise due to timing of cash receipts and payments.

We intend to continue to acquire properties and consider making loans and other permitted investments with proceeds from our public offering and permanent debt financing to be obtained. If sufficient capital is not raised, it would limit our ability to acquire additional properties, make loans or permitted investments. This could impact our ability to raise the distribution rate due to our limited income from operations, unless we choose to borrow to do so.

We intend to continue to pay distributions to our stockholders on a quarterly basis. Operating cash flows are expected to be generated from properties, loans and other permitted investments to cover such distributions. In the event we are unable to acquire properties at the pace expected, we may not be able to continue to pay distributions to stockholders or may need to reduce the distribution rate or borrow to continue paying distributions, all of which may negatively impact a stockholder’s investment in the long term.

We believe that our current and anticipated capital resources, including cash on hand and the line of credit to be obtained, are sufficient to meet our liquidity needs for the coming year.

Common Stock Offering

As of March 31, 2005, we had received subscription proceeds in connection with the Offering of $130.5 million (13,082,909 shares). We raised on average approximately $14.6 million per month during the first quarter of 2005. During the period April 1, 2005 through July 5, 2005, we received additional subscription proceeds of approximately $57.1 million (5,706,118 shares). We primarily use the capital we raise to acquire properties and make other permitted investments and to pay fees and expenses in connection with the Offering and acquisitions.

Investments in and Earnings from Unconsolidated Entities

As of March 31, 2005, we had invested in properties at eight locations through our unconsolidated entities. We are entitled to receive quarterly cash distributions from the unconsolidated entities. These distributions are generally received within 45 days after quarter end and, when received, contribute to our cash from operating activities. Distributions receivable from our unconsolidated entities as of March 31, 2005 and December 31, 2004 were approximately $2.0 million and $225,555, respectively. Such amounts were received subsequent to March 31, 2005.

Borrowings

We intend to borrow money to acquire assets and to pay certain related fees. We have, and may continue to borrow money to pay distributions to stockholders. We also intend to encumber assets in connection with such borrowings. In general, the aggregate amount of permanent financing is not expected to exceed 50% of our total assets on an annual basis, however, it may likely exceed 50% for a limited period in our early acquisition stage. The maximum amount we may borrow is 300% of our net assets in the absence of a satisfactory showing that a higher level of borrowing is appropriate. In order to borrow an amount in excess of 300% of our net assets, a majority of the independent members of our board of directors must approve the borrowing, and the borrowing must be disclosed and explained to stockholders in our first quarterly report after such approval occurs.

We plan to obtain lines of credit, in an amount up to $100 million. The lines of credit may be increased at the discretion of our board of directors and may be repaid with offering proceeds, proceeds from the sale of assets, working capital or permanent financing. We closed on a $5.0 million revolving line of credit with Branch Banking and Trust on May 20, 2005. The line will primarily be used for working capital needs, distributions to stockholders and bridge financing on real estate investments. The line of credit is unsecured, bears interest at the 30-day LIBOR plus 2.25% and has a term of two years.

See the section of this Supplement titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Off Balance Sheet Arrangements – Borrowings of Our Unconsolidated Entities” for a description of the borrowings of our unconsolidated entities.

Related Party Arrangements

As of March 31, 2005, we owed our Advisor and certain of its affiliates approximately $18.9 million for certain organizational and offering expenses, acquisition fees, asset management fees, selling commissions, marketing support fees and due diligence expense reimbursements, and operating expenses incurred on our behalf. In accordance with our amended and restated articles of incorporation, the total amount of certain offering, organization and stock issuance costs we pay may not exceed 13% of the aggregate offering proceeds. Accordingly, approximately $5.8 million of these costs have been capitalized and deferred as of March 31, 2005 with a corresponding amount due to our Advisor and certain of its affiliates. The deferred offering costs will be deducted from future offering proceeds and reimbursed to affiliates to the extent the costs are within the 13% limitation. In addition, to the extent that operating expenses payable or reimbursable to affiliates, in any four consecutive fiscal quarters (the “Expense Year”), exceed the greater of 2% of average invested assets or 25% of net income, the Advisor shall reimburse us, within 60 days after the end of the Expense Year, the amount by which the total operating expenses paid or incurred exceed the greater of the 2% or 25% threshold. This test is applicable for us as of the end of the first Expense Year, which will be the twelve months ended June 30, 2005.

Distributions

We intend to pay distributions to our stockholders on a quarterly basis. The amount of distributions declared to our stockholders will be determined by our board of directors and is dependent upon a number of factors, including expected and actual net cash from operations for the year, our financial condition, a balanced analysis of value creation reflective of both current and long-term stabilized cash flows from our properties, our objective of continuing to qualify as a REIT for federal income tax purposes, the actual operating results of each quarter, economic conditions, other operating trends, capital requirements and avoidance of volatility of distributions. Operating cash flows are expected to be generated from properties, loans and other permitted investments acquired or made by us.

On January 1, 2005 and February 1, 2005, our board of directors declared a distribution of $0.0417 per share for stockholders of record on January 1, 2005 and February 1, 2005, respectively, to be paid by March 31, 2005. On February 15, 2005, our board of directors declared a distribution of $0.0438 per share for stockholders of record at the close of business on March 1, 2005, which were paid on March 31, 2005. This represents an increased per share distribution.

Approximately 91.5% of the distributions for the quarter ended March 31, 2005 constitute a return of capital for federal income tax purposes. No amounts distributed to stockholders for the quarter ended March 31, 2005 are required to be or have been treated as a return of capital for purposes of calculating the stockholders’ return on their invested capital. The characterization for tax purposes of distributions declared for the quarter ended March 31, 2005, may not be indicative of the characterization of distributions that may be expected for the year ending December 31, 2005. Due to the difference in the timing of distributions that we receive from our unconsolidated entities and the distributions that we pay our stockholders’ distributions, a portion of the January, February and March distributions were funded with a temporary advance from an affiliate of our Advisor in the approximate amount of $1.3 million.

In May 2005, we received distribution payments of approximately $2.0 million from the unconsolidated entities, a portion of which was used to repay amounts temporarily advanced by an affiliate of the Advisor to fund first quarter distributions.

Our board of directors declared distributions of $0.0438 per share to stockholders of record at the close of business on April 1, 2005 and May 1, 2005, and $0.0458 per share to stockholders of record at the close of business on June 1, 2005, all of which were paid on June 30, 2005. Our board of directors also declared a distribution of $0.0458 per share for stockholders of record at the close of business on July 1 and August 1, 2005, both payable by September 30, 2005.

Cash Flow Analysis

Our net cash flow provided by operating activities of approximately $141,000 for the quarter ended March 31, 2005 was primarily attributable to interest earned on invested cash net of payments made for operating expenses. Subsequent to March 31, 2005, we received distributions of approximately $2.0 million from our unconsolidated entities in payment of our first quarter earnings.

Cash flows used in investing activities were approximately $64.0 million and consisted principally of contributions made to acquire our interests in the DMC Partnership for $61.2 million and the payment of acquisition fees and costs of $2.1 million.

The net cash flows provided by financing activities, totaling approximately $40.9 million, are attributable to the receipt of subscription proceeds, net of the payment of stock issuance costs in connection with the offering and distributions paid to stockholders.

RESULTS OF OPERATIONS

From the time of our formation on August 11, 2003 through June 23, 2004, we had not commenced active operations because we were in our organizational stage and had not received the minimum required offering amount of $2.5 million (250,000 shares). Operations commenced on June 23, 2004 when we received aggregate subscription proceeds in excess of the minimum offering amount. Our net income of $992,168 for the quarter ended March 31, 2005 included $533,773 in general operating and administrative expenses and $313,973 in asset management fees earned by our Advisor. We recognized equity in earnings of approximately $1.7 million generated from our investments in unconsolidated entities and earned interest income of $186,917. Our results of operations for the quarter ended March 31, 2005 are not necessarily indicative of what the results of operations will be for the year ending December 31, 2005.

OTHER

Funds from Operations

We consider funds from operations (“FFO”) to be an indicative measure of operating performance due to the significant effect of depreciation of real estate assets on net income. FFO, based on the revised definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) and as used herein, means net income determined in accordance with Generally Accepted Accounting Principles (“GAAP”), excluding gains or losses from sales of property, plus depreciation and amortization of real estate assets and after adjustments for unconsolidated partnerships and joint ventures. We believe that by excluding the effect of depreciation and amortization, FFO can facilitate comparisons of operating performance between periods and between other equity REITs. FFO was developed by NAREIT as a relative measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. However, FFO (i) does not represent cash generated from operating activities determined in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events that enter into the determination of net income), (ii) is not necessarily indicative of cash flow available to fund cash needs and (iii) should not be considered as an alternative to net income determined in accordance with GAAP as an indication of our operating performance, or to cash flow from operating activities determined in accordance with GAAP as a measure of either liquidity or our ability to make distributions. FFO as presented may not be comparable to amounts calculated by other companies.

Accordingly, we believe that in order to facilitate a clear understanding of the consolidated historical operating results, FFO should be considered in conjunction with our net income and cash flows as reported in the accompanying consolidated financial statements and notes thereto.

Reconciliation of net income to FFO for the quarter ended March 31, 2005:

Net income	$992,168
Adjustments:
Equity in earnings of unconsolidated entities	(1,652,997)

Pro-rata share of FFO from unconsolidated entities	2,404,758

Total funds from operations	$1,743,929

OFF BALANCE SHEET AND OTHER ARRANGEMENTS

We hold interests in unconsolidated entities that may affect our results of operations, financial liquidity, and capital expenditures. Our equity in earnings from unconsolidated entities for the quarter ended March 31, 2005 contributed approximately $1.7 million to our results of operations. The partnership agreements governing the allocation of cash flows from the entities provide for the payment of a preferred return on our invested capital and thereafter in accordance with specified residual sharing percentages. With respect to our investment in the Intrawest Partnership, Intrawest may receive a greater return than us when the Resort Village Properties perform at certain levels.

Intrawest executed leases as a tenant for all unleased space at the time that we acquired the Resort Village Properties and guaranteed the leases for all space then leased to Intrawest or its affiliates. The failure of Intrawest to meet this commitment would put us at risk in the event of a default or vacancy thereby potentially reducing our expected return.

In connection with the two loans encumbering the Resort Village Properties, if we engage in certain prohibited activities, we could become liable for the obligations of the unconsolidated entities which own the Resort Village Properties for certain enumerated recourse liabilities related to those entities and the Resort Village Properties. In the case of the borrowing for the Resort Village Properties located in Canada, our obligations are such that we could become liable for the entire loan if we triggered a default due to bankruptcy or other similar events.

We may also be responsible for a portion of capital expenditures for the Resort Village Properties. We do not expect to make any significant capital expenditures or contributions for these properties in the near term.

Borrowings of Our Unconsolidated Entities

Upon closing the first tranche of the acquisition of the Dallas Market Center on February 14, 2005, the DMC Partnership became obligated for approximately $143 million in existing debt on the DMC Property. The securitized loan bears interest at a blended rate of 6.04% and requires aggregate monthly principal and interest payments of $889,145. The loan matures in September 2014 and allows prepayment after October 2006 under certain terms and conditions. Upon the acquisition of the IFGC on May 25, 2005, the DMC Partnership became obligated for approximately $17.0 million in existing debt on the IFGC. The IFGC loan bears interest at a fixed rate of 5.45% and requires aggregate monthly principal and interest payments of $110,663. The loan is amortized over 22 years, matures in September 2012 and allows prepayment after August 2006 under certain terms and conditions.

In connection with our acquisition of the U.S. Resort Village Properties through our unconsolidated partnership with Intrawest Corporation, Intrawest Resort Finance, Inc. provided bridge financing in the principal amount of $45.0 million. On May 20, 2005, the $45.0 million bridge loan was refinanced with loans from Sun Life Assurance Company of Canada made to the subsidiary owners of the properties in the aggregate principal amount of $46.0 million. The loans bear interest at a fixed rate of 5.75%, require the subsidiaries of our unconsolidated partnership with Intrawest Corporation to make monthly principal and interest payments in the aggregate amount of $289,389 (based on a 25-year amortization), mature on May 20, 2015, and may not be prepaid except with payment of a premium.

COMMITMENTS, CONTINGENCIES AND CONTRACTUAL OBLIGATIONS

The following table presents our contingent commitments and contractual obligations and the related payment periods as of March 31, 2005 (in thousands):

	Payments due in
	Less than 1 year	Years 1-3	Years 3-5	More than 5 years	Total
Contingent purchase consideration (1)	$—	$—	$3,750	$—	$3,750

Total contractual obligations	$—	$—	$3,750	$—	$3,750

FOOTNOTES:

(1)	In connection with the purchase of the Resort Village Property located at Copper Mountain, Colorado, the Intrawest Partnership agreed to pay additional future purchase consideration contingent upon the Copper Mountain property achieving certain levels of financial performance, as specified in the purchase and sale agreement. The amount of the contingent purchase price will be determined as of December 31, 2008, and in no event, will the amount exceed $3.75 million. We have guaranteed the payment of the contingent purchase price to Intrawest on behalf of the Intrawest Partnership, of which we own 80%.

MANAGEMENT

FIDUCIARY RESPONSIBILITY OF THE BOARD OF DIRECTORS

The following paragraph updates and replaces the sixth paragraph on page 103 of the Prospectus:

The directors have established written policies on investments and borrowings and will monitor the administrative procedures, investment operations, and performance of CNL Income Properties and the advisor to assure that such policies are in the best interest of the stockholders and are fulfilled. Until modified by the directors, CNL Income Properties will follow the policies on investments and borrowings set forth in this Prospectus. See “Investment Objectives and Policies” and “Business – Borrowing.”

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following paragraph updates and replaces the corresponding paragraph beginning on page 108 of the Prospectus:

Each Director is entitled to receive $30,000 annually for serving on the Board of Directors, as well as fees of $1,500 per meeting of the Board of Directors attended ($1,500 for each telephonic meeting of the Board of Directors in which the Director participates). Each Director is entitled to receive $1,500 per Audit Committee meeting attended or participated in telephonically. In addition to the fee for each Audit Committee meeting, the chairman of the Audit Committee shall receive an annual retainer of $5,000 and shall be entitled to receive a fee of $1,500 per meeting attended or telephonic meeting in which such Chairman participates with CNL Income Properties’ independent accountants as a representative of the Audit Committee. In addition, each Director is entitled to receive $750 (or $1,000, in the case of the chairman of any committee) per meeting of any other committee of the Board of Directors attended or telephonic meeting of any such committee in which the Director participates. Directors that are members of a special committee are entitled to receive fees of $1,000 per day for service as representatives of such special committee in lieu of the above compensation (to the extent that such Directors devote in excess of three hours on such day to matters relating to such special committee). CNL Income Properties will not pay any compensation to the officers and Directors of CNL Income Properties who also serve as officers and directors of the Advisor. No additional compensation shall be paid for attending the annual stockholders meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following paragraph updates and replaces the last paragraph on page 112 of the Prospectus:

Our managing dealer is entitled to receive selling commissions amounting to 6.5% of the total amount raised from the sale of Shares from this offering, up to 6.0% of which may be paid as commissions to other broker-dealers. During the period commencing April 16, 2004 through June 30, 2005, we incurred approximately $11.6 million of such fees in connection with this offering, the majority of which has been or will be paid by CNL Securities Corp. as commissions to other broker-dealers.

The following paragraphs update and replace the first four paragraphs on page 113 of the Prospectus:

In addition, the managing dealer is entitled to receive a marketing support fee of 2.5% of the total amount raised from the sale of shares from this offering, all or a portion of which may be reallowed to other broker-dealers who enter into a Participating Broker Agreement with the managing dealer. During the period commencing April 16, 2004 through June 30, 2005, we incurred approximately $4.5 million of such fees in connection with this offering, the majority of which has been or will be reallowed to other broker-dealers.

In connection with this offering, our Advisor is entitled to receive Acquisition Fees for services in connection with the selection, purchase, development or construction of real property and the incurrence of debt from Lines of Credit and Permanent Financing that are used to acquire Properties or to make or acquire loans and other Permitted Investments equal to up to 3.0% of the total amount raised in this offering and 3.0% of loan proceeds from Permanent Financing, however no Acquisition Fees will be paid on proceeds from any Line of Credit until such time as all Net Offering Proceeds have been invested. During the period commencing April 16, 2004 through June 30, 2005, we incurred approximately $5.6 million of such fees in connection with this offering.

We have entered into an Advisory Agreement with our Advisor pursuant to which the Advisor receives a monthly asset management fee of 0.08334% of an amount equal to the total amount invested in our properties, loans and other permitted investments (exclusive of acquisition fees and expenses) as of the end of the preceding month. The asset management fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of the Advisor. All or any portion of the asset management fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as the Advisor shall determine. During the period commencing April 16, 2004 through June 30, 2005, we incurred approximately $991,000 of such fees.

Our Advisor and its Affiliates provide various general operating and administrative services to us, including services related to accounting; financial, tax and regulatory compliance reporting; stockholder distributions and reporting; due diligence and marketing; and investor relations (including administrative services in connection with the offering of shares) on a day-to-day basis. During the period commencing April 16, 2004 through June 30, 2005, we incurred approximately $805,000 million for these services.

The following information should be read in conjunction with the section entitled “Certain Relationships and Related Transactions,” beginning on page 112 of the Prospectus:

AFFILIATE LITIGATION

On August 16, 2004, a shareholder filed a complaint in the United States District Court for the Middle District of Florida against, among others, CNL Hotels & Resorts, Inc. (“CHR”), CNL Hospitality Corp. (“CHC”), certain affiliates of CHR and CHC, and certain of CHR’s directors and officers, including James M. Seneff, Jr., Robert A. Bourne and Thomas J. Hutchison III (the “CHR Litigation”). James M. Seneff, Jr. and Robert A. Bourne, are directors of both CNL Income Properties and CHR. Thomas J. Hutchison III is the Chief Executive Officer of CNL Income Properties and the Chief Executive Officer and a director of CHR. Neither CNL Income Properties, CNL Income Properties’ advisor nor CNL Income Properties’ directors or officers, in their capacities with CNL Income Properties, are defendants in the CHR Litigation. The action asserts claims on behalf of two separate classes, those persons who purchased CHR’s shares during the class period pursuant to certain registration statements and those persons who received and were entitled to vote on CHR’s proxy statement dated May 7, 2004, as amended. The complaint alleges violations of Sections 11, 12(a)(2) and 15 of the Securities Act, and Section 14(a), including Rule 14a-9 thereunder, and Section 20(a) of the Exchange Act, based upon, among other things, allegations that (i) the defendants used improper accounting practices to materially inflate CHR’s earnings to support the payment of distributions and bolster CHR’s share price; (ii) conflicts of interest and self-dealing by the defendants resulted in excessive fees being paid to CHC, overpayment for certain properties which CHR acquired and the proposed merger between CHR and CHC, (iii) the CHR proxy statement and certain CHR registration statements and prospectuses contained materially false and misleading statements; and (iv) the individual defendants and CHC breached their fiduciary duties. The complaint seeks, among other things, certification of the two putative classes, unspecified monetary damages, rescissory damages, nullification of the various shareholder approvals obtained at CHR’s 2004 annual meeting, payment of reasonable attorneys’ fees and experts’ fees, and an injunction enjoining the proposed, but later postponed, underwritten offering and listing until the Court approves certain actions, including the nomination and election of new independent directors and retention of a new financial advisor.

In addition, on September 8, 2004, a second putative class action complaint was filed against CHR in the United States District Court for the Middle District of Florida containing allegations that are substantially similar to those contained in the CHR Litigation described above. On November 10, 2004, the two complaints were consolidated (the “Consolidated CHR Litigation”). On December 21, 2004, the Court designated lead plaintiffs for each of the two putative classes. On December 23, 2004, the plaintiffs served a corrected, consolidated and amended complaint asserting substantially the same claims and allegations. On February 11, 2005 the defendants filed motions to dismiss the consolidated, amended complaint. On May 9, 2005, the Court dismissed all causes of action against CHR’s operating partnerships, CNL Hospitality Partners, L.P., and RFS Partnership, L.P., and against CHC, CNL Financial Group (“CFG”), and other advisor-related entities. The Court sustained the sufficiency of the pleading relating to the Sections 11, 12(a)(2), and 15 claims against CHR and the individual defendants, but instructed plaintiffs to re-plead to specifically identify in the particular registration statements the alleged misstatements or omissions attributable to each defendant. The Court deferred consideration of the Section 14 (a) and 20(a) claims in light of CHR’s April 8, 2005 disclosure relating to the possible amendment of the Agreement and Plan of Merger, dated as of April 29, 2004, as amended on June 17, 2004, by and among CHR, CHC, CNL Hospitality Properties Acquisition Corp., the stockholders of CHR’s advisor identified therein, and CFG (the “Existing Merger Agreement”). Finally, the Court dismissed the breach of fiduciary duty claims, finding they were derivative and that the plaintiffs had neither made the required demand on CHR to assert the claims or properly pleaded the futility of making such demand. On May 31, 2005, plaintiffs filed a Consolidated First Amended Class Action Complaint, which eliminates one of the named co-plaintiffs and certain previously named defendants, including CNL Hospitality Partners, L.P., RFS Partnership, L.P., CFG, CNL Real Estate Group, Inc. and Five Arrows Realty Securities II, LLC, and adds CNL Securities Corp. as a defendant for alleged violations of Sections 12(a)(2) and 15 of the Securities Act and Section 14(a) of the Exchange Act. CNL Securities Corp. is the Managing Dealer for CNL Income Properties’ public offering and was the Managing Dealer for each of CHR’s public offerings. CNL Securities Corp., in its capacity as Managing Dealer to CNL Income Properties, is not a defendant in the Consolidated CHR Litigation. The Consolidated First Amended Class Action Complaint continues to assert claims pursuant to Sections 11, 12(a)(2) and 15 of the Securities Act and Section 14(a), including Rule 14a-9 hereunder, and Section 20(a) of the Exchange Act. The breach of fiduciary duty is expressly asserted as derivative. On June 15, 2005, the Court entered a scheduling order allowing defendants to file motions to dismiss the Consolidated First Amended Class Action Complaint by July 15, 2005, and directed a hearing on such motions on September 9, 2005. According to CHR’s proxy statement dated July 1, 2005, CHR believes the allegations of the Consolidated First Amended Class Action Complaint alleged by the plaintiffs in their individual capacities are without merit and CHR intends to move for dismissal of certain of such claims. CHR also intends to move for dismissal of all derivative claims on the grounds that plaintiffs have failed to make the proper demand upon the CHR board of directors for such claims or to properly allege demand futility. CHR’s proxy statement further indicates that CHR intends to vigorously defend the claims against CHR and that in the event the claims are not dismissed in all respects, the Consolidated CHR Litigation will likely proceed to the determination of class certification and thereafter potentially to a trial.

PRIOR PERFORMANCE INFORMATION

The following paragraph updates and replaces the last paragraph on page 118 of the Prospectus:

CNL Realty Corporation, which was organized as a Florida corporation in November 1985 and whose sole stockholders are Messrs. Seneff and Bourne, served as the corporate general partner with Messrs. Seneff and Bourne as individual general partners of 18 CNL Income Fund limited partnerships, all of which were organized to invest in fast-food, family-style and in the case of two of the partnerships, casual-dining restaurant properties until February 25, 2005. In addition, Mr. Seneff served as a director and an officer and Mr. Bourne served as a director of CNL Restaurant Properties, Inc., an unlisted public REIT organized to invest in fast-food, family-style and casual-dining restaurant properties, mortgage loans and secured equipment leases until February 25, 2005. On February 25, 2005, CNL Restaurant Properties, Inc. merged with and into U.S. Restaurant Properties, Inc. The surviving entity of the merger is Trustreet Properties, Inc. In connection with that merger, on February 25, 2005, each of the CNL Income Funds merged with a separate wholly owned subsidiary of Trustreet Properties, Inc.’s operating partnership. As a result, each of the CNL Income Funds is a wholly owned subsidiary of Trustreet Properties, Inc. Mr. Seneff serves as Chairman of the Board and Mr. Bourne serves as a director of Trustreet Properties, Inc. Messrs. Seneff and Bourne also currently serve as directors of CNL Hotels & Resorts, Inc., an unlisted public REIT organized to invest in hotel properties and mortgage loans. Mr. Seneff currently serves as a director and Mr. Bourne currently serves as a director and treasurer of CNL Retirement Properties, Inc., an unlisted public REIT organized to invest in retirement and seniors’ housing facilities, medical office buildings, mortgage loans and secured equipment leases.

All of the unlisted public REITs have investment objectives similar to those of ours. As of December 31, 2004, the 18 partnerships and the three unlisted REITs had raised a total of approximately $4.7 billion from a total of approximately 186,000 investors, and owned, directly or indirectly, approximately 1,946 fast-food, family-style and casual-dining restaurant properties, 132 hotel properties and 222 retirement properties and medical office buildings. Although CNL Hotels & Resorts, Inc. has invested in golf courses in connection with its ownership of hotels, none of the 18 public partnerships or the three unlisted public REITs has invested a material amount of their assets in the types of properties in which CNL Income Properties seeks to acquire. Certain information relating to the offerings and investment history of the 18 public partnerships and CNL Restaurant Properties, Inc., CNL Retirement Properties, Inc. and CNL Hotels & Resorts, Inc. is set forth below.

DISTRIBUTION POLICY

DISTRIBUTIONS

The following paragraphs update and replace the fourth paragraph under the table on page 128 of the Prospectus:

On January 1, 2005 and February 1, 2005, our board of directors declared a distribution of $0.0417 per share for stockholders of record on January 1, 2005 and February 1, 2005, respectively, to be paid by March 31, 2005. On February 15, 2005, our board of directors declared a distribution of $0.0438 per share for stockholders of record at the close of business on March 1, 2005, to be paid by March 31, 2005. This represents an increased per share distribution. The January, February, and March distributions were primarily funded with a temporary advance of approximately $1.3 million from an affiliate of our Advisor. The advance was repaid subsequent to March 31, 2005 upon receipt of our first quarter earnings distributions from our unconsolidated entities.

Approximately 91.5% of the distributions for the quarter ended March 31, 2005 constitute a return of capital for federal income tax purposes. No amounts distributed to stockholders for the quarter ended March 31, 2005 are required to be or have been treated as a return of capital for purposes of calculating the stockholders’ return on their invested capital. The characterization for tax purposes of distributions declared for the quarter ended March 31, 2005, may not be indicative of the characterization of distributions that may be expected for the year ending December 31, 2005.

Our board of directors declared distributions of $0.0438 per share to stockholders of record at the close of business on April 1, 2005 and May 1, 2005, and $0.0458 per share to shareholders of record at the close of business on June 1, 2005, all of which were paid on June 30, 2005. Our board of directors also declared a distribution of $0.0458 per share for stockholders of record at the close of business on July 1 and August 1, 2005, both payable by September 30, 2005.

SUMMARY OF THE ARTICLES OF INCORPORATION AND BYLAWS

The following information updates and replaces the last paragraph on page 129 of the Prospectus:

DESCRIPTION OF CAPITAL STOCK

CNL Income Properties has authorized a total of 1.32 billion shares of capital stock, consisting of 1 billion shares of common stock, $0.01 par value per share, 200 million shares of preferred stock, and 120 million shares of excess stock (“Excess Shares”), $0.01 par value per share. Of the 120 million Excess Shares, 100 million are issuable in exchange for common stock and 20 million are issuable in exchange for preferred stock as described below at “Summary of the Articles of Incorporation and Bylaws — Restriction of Ownership.” As of July 5, 2005, CNL Income Properties had 18,807,153 shares of common stock outstanding (including shares issued to the advisor prior to the commencement of this Offering and restricted shares issued to CNL Financial Group, Inc., as described in the “Certain Relationships and Related Transactions” section of this Prospectus) and no preferred stock or Excess Shares outstanding.

REPORTS TO STOCKHOLDERS

The following information should be read in conjunction with the section entitled “Reports to Stockholders,” beginning on page 147 of the Prospectus:

The Company is required by the Securities Exchange Act of 1934, as amended, to file quarterly, annual and periodic reports with the Securities and Exchange Commission. Those reports may contain information which is not set forth in this Prospectus. Such reports can be obtained on the Commission’s website at www.sec.gov and on the Company’s website at www.cnlonline.com/ir/investcnl_ip.asp and investors are encouraged to access such reports.

PLAN OF DISTRIBUTION

The following table updates and replaces the table at the top of page 150 of the Prospectus:

Type of Compensation	Estimated Amount*
Selling commissions	6.5% of Gross Proceeds
Due diligence expense reimbursements	0.10% of Gross Proceeds
Marketing support fee	2.5% of Gross Proceeds

The following sentence is inserted at the end of the footnote to the table on page 150 of the Prospectus:

All or a portion of the selling commissions, marketing support fee and due diligence expense reimbursements may be reallowed by the managing dealer to Participating Brokers in the offering.

The following paragraph updates and replaces the first full paragraph on page 150 of the Prospectus:

Purchases net of selling commissions and the marketing support fee and, in certain circumstances, subject to a reduced 1.0% Acquisition Fee. The following persons and entities may purchase shares net of 6.5% selling commissions and the 2.5% marketing support fee, at a per share purchase price of $9.10 (assuming no other discounts apply): (i) a registered principal or representative of the managing dealer or a Participating Broker, subject to the limitation contained in NASD Rule 2790; (ii) employees, officers and directors of CNL Income Properties or the advisor, or of the Affiliates of either of the foregoing entities (and the immediate family members of any of the foregoing persons, provided that “immediate family members” means such person’s spouse, parents, children, grandparents, grandchildren and any such person who is so related by marriage such that this includes “step-” and “-in law” relations as well as such persons so related by adoption), and any Plan established exclusively for the benefit of such persons or entities; (iii) a client of an investment adviser registered under the Investment Advisers Act of 1940, as amended, or under applicable state securities laws; and (iv) a person investing in a bank trust account with respect to which the decision-making authority for investments made has been delegated to the bank trust department. As all sales must be made through a registered broker-dealer, the investment adviser must arrange the placement of the transaction through a broker-dealer that will waive compensation, or may contact the managing dealer for such assistance. The amount of proceeds to CNL Income Properties will not be affected by eliminating selling commissions and the marketing support fee payable in connection with sales to investors purchasing through such registered investment advisers or bank trust department. In addition, Participating Brokers that have a contractual arrangement with their clients for the payment of fees on terms that are inconsistent with the acceptance of all or a portion of the selling commissions and the marketing support fee may elect not to accept all or a portion of their compensation in the form of selling commissions and the marketing support fee offered by CNL Income Properties for shares that they sell. In that event, such shares shall be sold to the investor net of 6.5% selling commissions and the marketing support fee, at a per share purchase price of $9.10.

The following sentence is inserted at the end of the fourth full paragraph on page 152 of the Prospectus:

Expenses which may be paid to Participating Brokers by CNL Income Properties or reallowed to Participating Brokers by the managing dealer include reimbursements for costs and expenses related to investor and broker-dealer sales meetings and broker-dealer training and education meetings, including those meetings conducted by CNL Income Properties, the managing dealer or Participating Brokers.

EXPERTS

The following paragraphs update and replace the paragraph under the heading “Experts” beginning on page 157 of the Prospectus:

The balance sheets and statements of stockholders’ equity of CNL Income Properties as of December 31, 2004 and 2003, the statements of operations and cash flows of CNL Income Properties for the year ended December 31, 2004, and the period from August 11, 2003 (date of inception) through December 31, 2003, the consolidated financial statements of CNL Village Retail Partnership, LP and its subsidiaries as of December 31, 2004 and the period from October 1, 2004 (date of inception) to December 31, 2004, and the financial statements of CNL Income Canada Lessee Corporation and US Canadian Property Trust Alpha as of December 31, 2004 and the period from December 3, 2004 (date of inception) to December 31, 2004 included in this Post-Effective Amendment No. Four have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined statement of revenue and certain expenses of Intrawest Portfolio Commercial Properties, for the year ended June 30, 2004 included in this Post-Effective Amendment No. Four have been audited by KPMG LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting.

The combined statement of revenue and certain expenses of the DMC Properties for the year ended January 31, 2005 included in this Post-Effective Amendment No. Four have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEX TO FINANCIAL STATEMENTS

CNL Income Properties, Inc.

Pro Forma Consolidated Financial Information:

Unaudited Pro Forma Consolidated Financial Information	F - 1

Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2005	F - 2

Unaudited Pro Forma Consolidated Statement of Operations for the quarter ended March 31, 2005	F - 3

Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2004	F - 4

Notes to Unaudited Pro Forma Consolidated Financial Statements	F - 5

Interim Unaudited Condensed Financial Statements as recently filed in CNL Income Properties Inc.’s March 31, 2005 Form 10-Q:

Condensed Consolidated Balance Sheets as of March 31, 2005 and December 31, 2004	F - 9

Condensed Consolidated Statement of Operations for the quarter ended March 31, 2005	F - 10

Condensed Consolidated Statements of Stockholders’ Equity for the quarter ended March 31, 2005 and the year ended December 31, 2004	F - 11

Condensed Consolidated Statement of Cash Flows for the quarter ended March 31, 2005	F - 12

Notes to Condensed Consolidated Financial Statements	F - 13

Index to Other Financial Statements	F - 19

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION

The following Unaudited Pro Forma Consolidated Balance Sheet of CNL Income Properties, Inc. (the “Company”) is presented as if the transactions described in Note (b) had occurred on March 31, 2005.

The Unaudited Pro Forma Consolidated Statements of Operations are presented for the three months ended March 31, 2005 and the year ended December 31, 2004 (the “Pro Forma Periods”), and include certain pro forma adjustments to illustrate the estimated effect of the transactions as if they had occurred on January 1, 2004.

This pro forma consolidated financial information is presented for informational purposes only and does not purport to be indicative of the Company’s financial results or condition if the various events and transactions reflected herein had occurred on the dates or been in effect during the periods indicated. This pro forma consolidated financial information should not be viewed as indicative of the Company’s financial results or conditions in the future.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

MARCH 31, 2005

	Historical (a)	Pro Forma Adjustments		Pro Forma
ASSETS
Investment in unconsolidated entities	$110,158,446	$12,104,000	(b)	$122,262,446
Cash	13,752,159	(11,360,000	) (b)	2,392,159
Distributions receivable from unconsolidated entities	1,962,928			1,962,928
Prepaid expenses	221,925			221,925
Deferred offering costs	5,785,540			5,785,540
Other assets	414,812	(336,000	) (b)	78,812

Total Assets	$132,295,810	$408,000		$132,703,810

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$633,516			$633,516
Due to affiliates	18,903,979	408,000	(b)	19,311,979

Total Liabilities	19,537,495	408,000		19,945,495

Stockholders’ equity:
Preferred stock, $.01 par value per share 200 million shares authorized and unissued	—			—
Excess shares, $.01 par value per share 120 million shares authorized and unissued	—			—
Common stock, $.01 par value per share One billion shares authorized at March 31, 2005, 13,220,617 shares issued and outstanding	132,206			132,206
Capital in excess of par value	114,770,598			114,770,598
Accumulated distributions in excess of net income	(2,144,489)			(2,144,489)

	112,758,315			112,758,315

Total Liabilities and Stockholders’ Equity	$132,295,810	$408,000		$132,703,810

See accompanying notes to unaudited pro forma consolidated financial statements

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE QUARTER ENDED MARCH 31, 2005

	Historical (1)	Pro Forma Adjustments		Pro Forma Results
Revenues	$—			$—

Expenses:
General and administrative	533,773			533,773
Asset management fees to advisor	313,973	282,986	(5)	596,959

Total expenses	847,746	282,986		1,130,732

Operating loss	(847,746)	(282,986)		(1,130,732)

Other income:
Interest income	186,917	(186,917	) (2)	—
Equity in earnings of unconsolidated entities	1,652,997	1,333,403	(3)	2,986,400

Total other income	1,839,914	1,146,486		2,986,400

Net income	992,168	863,500		1,855,668

Earnings per share of common stock (basic and diluted)	$0.09			$0.15

Weighted average number of shares of common stock outstanding (basic and diluted)	10,775,650		(6)	12,291,580

See accompanying notes to unaudited pro forma consolidated financial statements

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2004

	Historical (1)	Pro Forma Adjustments		Pro Forma Results
Revenues	$—			$—

Expenses:

General and administrative	1,259,119			1,259,119
Asset management fees to advisor	—	2,878,711	(5)	2,878,711
Organization costs	21,351			21,351

Total expenses	1,280,470	2,878,711		4,159,181

Operating loss	(1,280,470)	(2,878,711)		(4,159,181)

Other income:

Interest income	378,741	(378,741	) (2)	—
Equity in earnings of unconsolidated entities	218,466	8,018,803	(3)	13,368,154
		5,130,885	(4)

Total other income	597,207	12,770,947		13,368,154

Net income (loss)	(683,263)	9,892,236		9,208,973

Earnings (loss) per share of common stock (basic and diluted)	$(0.17)			$0.75

Weighted average number of shares of common stock outstanding (basic and diluted)	4,075,979		(6)	12,217,360

See accompanying notes to unaudited pro forma consolidated financial statements

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Balance Sheet:

(a)	Reflects the Company’s historical balance sheet as of March 31, 2005.

(b)	Represents the Company’s investment in an unconsolidated partnership for approximately $12.1 million. The investment includes approximately $11.4 million in cash paid at closing, the reclassification of approximately $336,000 of certain acquisition fees and costs to the investment basis that were previously capitalized and owed to affiliates, and the incurrence of additional debt acquisition fees and costs of approximately $408,000 that were allocated to the investment and owed to affiliates. The following is a description of the Company’s investment in the partnership and the related property acquisition completed by the partnership:

On January 14, 2005, the Company announced its intent to form a partnership (the “DMC Partnership”) with Dallas Market Center Company, Ltd. (“DMC”) to acquire, in two phases, interests in certain real estate and related assets at the Dallas Market Center in Dallas, Texas. In the first phase, which occurred on February 14 and March 11, 2005, the DMC Partnership was formed and acquired the Trade Mart, the World Trade Center, Market Hall and surface and garage parking areas at the Dallas Market Center (the “DMC Property”). The DMC Property consists of approximately 4.3 million leaseable square feet of showroom and exhibition space and is leased to Dallas Market Center Operating, L.P., a subsidiary of the existing management company, Market Center Management Company, Ltd., (“MCMC”) which continues to manage the DMC Property. As of March 31, 2005, the Company had invested approximately $61.2 million in the DMC Partnership, excluding transaction costs, for an 80% equity ownership interest which is reflected in the Company’s historical balance sheet as of March 31, 2005.

In phase two of the transaction, which was completed on May 25, 2005, the Company invested an additional $11.2 million in the DMC Partnership, excluding certain transaction costs and fees. Concurrently, the DMC Partnership acquired the International Floral and Gift Center (the “IFGC”) located at the Dallas Market Center. The IFGC consists of approximately 440,000 square feet of wholesale merchandising and exhibition space and is leased to a subsidiary of MCMC which continues to manage the IFGC. The DMC Partnership acquired the IFGC for approximately $31.0 million including the assumption of an existing mortgage loan in the amount of approximately $17.0 million. The Company’s $11.2 million investment represents its 80% equity ownership in the IFGC.

The DMC Partnership was evaluated in accordance with FIN46 and was determined to be a variable interest entity in which the Company is not the primary beneficiary. Accordingly, the Company has accounted for its interest in the DMC Partnership under the equity method of accounting.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Statements of Operations:

(1)	Represents the Company’s historical operating results for the respective Pro Forma Periods being presented.

(2)	Reflects a reduction in interest income due to the decrease in the amount of cash available to invest in interest bearing accounts after the Company’s purchase of its interest in the properties described in Note (b) above.

(3)	The pro forma adjustment represents the Company’s equity in earnings generated from the DMC Partnership. The DMC Partnership agreement provides for allocations of income, losses and cash flows in varying amounts based on certain factors, including performance. Accordingly, the Company has reflected its equity in earnings of the partnership under the hypothetical liquidation at book value (“HLBV”) method of accounting. Pursuant to the partnership agreement, the Company receives an annual preferred return on its investment. Under the HLBV method, the Company recognizes income in each period equal to the change in its share of assumed proceeds from the liquidation of the underlying unconsolidated entities at depreciated book value.

The following estimated operating results of the properties owned by the DMC Partnership are presented as if the investment had been made as of January 1, 2004:

	Pro Forma Period ended
	March 31, 2005	December 31, 2004
Net rental revenues under triple-net leases	$6,074,500	$24,298,000

Depreciation and amortization	(1,805,196)	(7,220,783)
Interest expense including loan cost amortization of $37,689 and $150,758, respectively	(2,412,026)	(9,648,105)

Pro forma net income	$1,857,278	$7,429,112

Allocation of income (loss) to:
DMC	$(147,423)	$(589,691)

The Company	$2,004,701	$8,018,803

Less: amount recognized in historical results	671,298	—

Net pro forma income adjustment	$1,333,403	$8,018,803

(4)	Reflects the Company’s estimated equity in earnings from its investment in unconsolidated entities acquired prior to December 31, 2004 as follows:

In August 2004, the Company entered into a commitment to acquire an 80% interest in certain existing retail and commercial real estate properties located in and around various ski and golf resort villages through a partnership with Intrawest Corporation and affiliates (collectively “Intrawest”). Intrawest owned and operated these properties prior to these transactions and continues to own an interest in and operate the properties under long-term management agreements. The Company’s interest in the properties was acquired from Intrawest through a series of transactions in December 2004.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Statements of Operations (Continued):

On December 3, 2004, the Company formed a trust (the “Trust”) that acquired retail and commercial real estate at two resort villages: the Village at Blue Mountain located in Ontario, Canada and Whistler Creekside, located in British Columbia, Canada (the “Canadian Properties”) from Intrawest for an aggregate purchase price of approximately $30.3 million excluding transaction costs. The Trust was funded with mezzanine loans totaling approximately $11.2 million, of which 80% was provided by the Company and 20% by Intrawest, and a $22.3 million mortgage loan obtained from a third party lender. The Canadian Properties are leased to CNL Income Canada Lessee Corp. (the “CNL Tenant”), which in turn assumed the existing in-place leases with the multiple tenants at the Canadian Properties.

The Company also acquired an 80% interest (a .01% general partnership interest and a 79.99% limited partnership interest) in CNL Village Retail Partnership, LP (the “Intrawest Partnership”), with the remaining interest held by Intrawest. The Partnership was capitalized with approximately $38.0 million, of which 80% was provided by the Company and 20% by Intrawest. On December 16, 2004, the Intrawest Partnership acquired certain retail and commercial real estate at five additional resort villages: the Village at Copper Mountain, Colorado; the Village at Mammoth Mountain, California; the Village at Baytowne Wharf, Florida; the Village at Snowshoe Mountain, West Virginia; and the Village at Stratton, Vermont (the “U.S. Properties”) from Intrawest for an aggregate purchase price of $80.6 million excluding transaction costs. The Intrawest Partnership borrowed $45.0 million under temporary bridge financing to fund the acquisition of the U.S. Properties.

The Company evaluated the Trust, the CNL Tenant, and the Intrawest Partnership in accordance with FIN 46 and determined that the Company is not the primary beneficiary of these variable interest entities due to the significant rights and obligations retained by Intrawest and the disproportionate economic interests of the venture partners as compared to their respective ownership percentages. Accordingly, the Company accounts for these investments under the equity method of accounting.

The allocation of profits and losses and distribution of cash flows to the partners of the Intrawest Partnership are dependent, in part, upon the cash flows generated from the Canadian Properties through the Trust and the CNL Tenant and are disproportionate to the ownership percentages of the respective partners. Generally, net cash flow is distributed to each partner first to pay preferences on unreturned capital balances and thereafter in accordance with specified residual sharing percentage as specified in the partnership agreement. The Company records its share of equity in earnings of the entities using the HLBV method of accounting. Under the HLBV method, the Company recognizes income in each period equal to the change in its share of assumed proceeds from the liquidation of the underlying unconsolidated entities at depreciated book value.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Statements of Operations (Continued):

The following estimated operating results of the properties owned through the partnerships and a trust with Intrawest and the related allocation of profits and losses to the partners are presented as if the investment had been made as of January 1, 2004:

Revenues in excess of certain expenses (i)	$11,127,698
Pro forma adjustments:
Depreciation and amortization	(5,568,053)
Property management fee	(451,655)
Interest expense including loan cost amortization of $64,058	(4,296,828)

Pro forma net income of properties owned by unconsolidated entities	$811,162

Allocation of income to:
Other partners	$(4,538,189)

The Company	$5,349,351
Less: amount recognized in historical results	(218,466)

Net pro forma income adjustment	$5,130,885

i.	The estimated rental income and related operating expenses for the Canadian and U.S. Properties is derived from the actual operating results during the period in which the properties were owned by the Intrawest Partnership and Trust.

(5)	Represents asset management fees associated with owning interests in the properties through the unconsolidated entities. The assets are managed by the Company’s advisor for an annual asset management fee of 1% of the Company’s pro-rata share of the “Real Estate Asset Value” as defined in the Company’s Prospectus dated April 18, 2005.

(6)	Historical earnings per share were calculated based upon the actual weighted average number of shares of common stock outstanding during the respective Pro Forma Periods presented. The pro forma earnings per share were calculated assuming that proceeds from the sale of shares were sufficient to fund the acquisitions and that those shares of common stock were outstanding for the entire Pro Forma Periods presented. The calculation of weighted average shares for the Pro Forma Period ended March 31, 2005 also includes additional shares that were sold during the period in excess of the proceeds required to complete the acquisition described in Note (b) above.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31, 2005	December 31, 2004
ASSETS
Investment in unconsolidated entities	$110,158,446	$41,913,212
Cash	13,752,159	36,710,117
Distributions receivable from unconsolidated entities	1,962,928	225,555
Prepaid expenses	221,925	72,477
Deferred offering costs	5,785,540	5,381,749
Other assets	414,812	1,653,317

Total Assets	$132,295,810	$85,956,427

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$633,516	$589,215
Due to affiliates	18,903,979	10,414,834

Total Liabilities	19,537,495	11,004,049

Commitment
Stockholders’ equity:
Preferred stock, $.01 par value per share 200 million shares authorized and unissued	—	—
Excess shares, $.01 par value per share 120 million shares authorized and unissued	—	—
Common stock, $.01 par value per share One billion shares authorized at March 31, 2005, 13,220,617 shares issued and outstanding; one billion shares authorized at December 31, 2004, 8,838,978 shares issued and outstanding	132,206	88,390
Capital in excess of par value	114,770,598	76,719,939
Accumulated distributions in excess of net income	(2,144,489)	(1,855,951)

	112,758,315	74,952,378

Total Liabilities and Stockholders’ Equity	$132,295,810	$85,956,427

See accompanying notes to condensed consolidated financial statements.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

Quarter Ended March 31, 2005
Revenue	$—

Expenses:
Asset management fees to advisor	313,973
General and administrative	533,773

Total expenses	847,746

Operating loss	(847,746)

Other income:
Interest income	186,917
Equity in earnings of unconsolidated entities	1,652,997

Total other income	1,839,914

Net income	$992,168

Earnings per share of common stock (basic and diluted)	$0.09

Weighted average number of shares of common stock outstanding (basic and diluted)	10,775,650

See accompanying notes to condensed consolidated financial statements.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Quarter Ended March 31, 2005 and Year Ended December 31, 2004

(UNAUDITED)

	Common Stock		Capital in Excess of Par Value	Accumulated Distributions in Excess of Net Income	Total Stockholders’ Equity
	Number of Shares	Par Value
Balance at December 31, 2003	20,000	$200	$199,800	$—	$200,000
Subscriptions received for common stock through public offering and distribution reinvestment plan	8,701,270	87,013	86,591,031	—	86,678,044
Issuance of restricted common stock	117,708	1,177	1,175,903	—	1,177,080
Stock issuance and offering costs	—	—	(11,246,795)	—	(11,246,795)
Net loss	—	—	—	(683,263)	(683,263)
Distributions, declared and paid ($.2593 per share)	—	—	—	(1,172,688)	(1,172,688)

Balance at December 31, 2004	8,838,978	$88,390	$76,719,939	$(1,855,951)	$74,952,378

Subscriptions received for common stock through public offering and distribution reinvestment plan	4,381,639	43,816	43,742,982	—	43,786,798
Stock issuance and offering costs	—	—	(5,692,323)	—	(5,692,323)
Net income	—	—	—	992,168	992,168
Distributions, declared and paid ($.1272 per share)	—	—	—	(1,280,706)	(1,280,706)

Balance at March 31, 2005	13,220,617	$132,206	$114,770,598	$(2,144,489)	$112,758,315

See accompanying notes to condensed consolidated financial statements.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

Quarter Ended March 31, 2005
Increase (decrease) in cash:
Operating activities:
Net cash provided by operating activities	$140,519

Investing activities:
Investments in unconsolidated entities	(61,919,904)
Acquisition fees and costs	(2,123,231)

Net cash used in investing activities	(64,043,135)

Financing activities:
Subscriptions received from stockholders	43,786,798
Stock issuance costs	(2,817,794)
Cash advance from affiliate	1,256,360
Distributions to stockholders	(1,280,706)

Net cash provided by financing activities	40,944,658

Net decrease in cash	(22,957,958)
Cash at beginning of period	36,710,117

Cash at end of period	$13,752,159

Supplemental disclosure of non-cash investing activities:
Amounts incurred but not paid (included in due to affiliates):
Acquisition fees and costs	$4,046,777

Supplemental disclosure of non-cash financing activities:
Amounts incurred but not paid (included in due to affiliates):
Offering and stock issuance costs	$3,876,219

See accompanying notes to condensed consolidated financial statements.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

QUARTER ENDED MARCH 31, 2005

(UNAUDITED)

1.	Organization and Nature of Business:

CNL Income Properties, Inc. (the “Company”) was organized in Maryland on August 11, 2003. The Company operates and is making an election to be taxed as a real estate investment trust (a “REIT”) for federal income tax purposes beginning with its taxable year ended December 31, 2004. The Company was formed primarily to acquire directly and indirectly properties in the United States that will be leased on a long-term (generally five to 20 years, plus multiple renewal options), triple-net or gross basis to tenants or operators who are significant industry leaders. The asset classes in which the Company initially is most likely to invest and has invested include the following:

•	Property leased to dealerships

•	Campgrounds and manufactured housing, or recreational vehicle (“RV”) parks

•	Health clubs

•	Parking lots

•	Merchandise marts

•	Destination retail and entertainment centers

•	Marinas

•	Ski resorts, including real estate in and around ski resorts such as ski-in/ski-out alpine villages, lodging and other related properties

•	Golf courses, including golf clubs and courses that may offer amenities

•	Vacation ownership interests

•	Other attractions

The Company may also make or acquire loans or other permitted investments related to interests in real estate and may purchase equity and other interests in financings. In addition, the Company may invest up to 10% of its assets in businesses that provide services to, or are otherwise ancillary to, the types of properties in which it is permitted to invest. As of March 31, 2005 and December 31, 2004, the Company indirectly owned interests in properties at eight and seven locations, respectively, through its investments in unconsolidated entities.

2.	Significant Accounting Policies:

Basis of Presentation—The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The unaudited condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for the fair presentation of the Company’s results for the interim period presented. Operating results for the quarter ended March 31, 2005, may not be indicative of the results that may be expected for the year ending December 31, 2005. Amounts as of December 31, 2004, included in the condensed consolidated financial statements have been derived from audited consolidated financial statements as of that date. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Form 10-K for the year ended December 31, 2004.

The Company commenced active operations on June 23, 2004, when the minimum required offering proceeds was received and funds were released from escrow. Since operations had not begun, activities during the period August 11, 2003 (date of inception) through June 23, 2004 were devoted to the organization of the Company.

Principles of Consolidation—The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and entities in which the Company has a controlling interest in accordance with the provisions of Statement of Position 78-9 “Accounting for Investments in Real Estate Ventures” (“SOP 78-9”) or is the primary beneficiary as defined in FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, (“FIN 46”).

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

QUARTER ENDED MARCH 31, 2005

(UNAUDITED)

2.	Significant Accounting Policies (Continued):

Investment in Unconsolidated Entities – The equity method of accounting is applied with respect to investments in entities in which the Company has determined that consolidation is not appropriate under FIN 46 or SOP 78-9. The difference between the Company’s carrying amount of its investments in unconsolidated entities and the underlying equity in the net assets of the entities is due to acquisition fees and expenses which have been allocated to the Company’s investment. These amounts are amortized over 39 years, which is the estimated life of the buildings when the properties were acquired. The Company records its equity in earnings of the entities under the hypothetical liquidation at book value method of accounting. Under this method, the Company recognizes income in each period equal to the change in its share of assumed proceeds from the liquidation of the underlying unconsolidated entities at depreciated book value.

Distributions Receivable – In accordance with the partnership agreements governing the unconsolidated entities in which the Company has invested, at the end of each quarter the partner distributions are calculated for the period and the partnership is obligated to make those distributions within 45 days after the quarter end. As such, the Company has recorded its share of the distribution receivable from its unconsolidated entities.

3.	Investment in Unconsolidated Entities:

As of March 31, 2005, the Company owned investments in unconsolidated entities accounted for under the equity method of accounting with carrying values totaling approximately $110.2 million.

In December 2004, the Company invested approximately $41.8 million in a partnership and a trust that acquired a portfolio of commercial real estate properties located in and around various ski and golf resort villages in the United States and Canada (the “Resort Village Properties”). Intrawest Corporation and its affiliates owned and operated these properties prior to the transaction and continue to own a 20% interest in, and operate, the properties under long-term management agreements. The Resort Village Properties consist of approximately 408,000 square feet of leasable retail and commercial space.

On February 14, 2005, the Company formed a partnership (the “DMC Partnership”) with Dallas Market Center Company, Ltd. (“DMC”) that acquired the Trade Mart, the World Trade Center, Market Hall and surface and garage parking areas at the Dallas Market Center (the “DMC Property”). The DMC Property is leased to Dallas Market Center Operating, L.P., a subsidiary of the existing management company, Market Center Management Company, Ltd., which continues to manage the DMC Property. The DMC Property consists of approximately 4.3 million leaseable square feet of showroom and exhibition space. As of March 31, 2005, the Company had invested approximately $61.2 million, excluding transaction costs, in the partnership for an 80% ownership interest.

The Company evaluated all of the variable interest entities that were formed in connection with the above transactions in accordance with FIN 46 and determined that the Company is not the primary beneficiary due to the significant rights and obligations retained by other venture partners and the disproportionate economic interests of the venture partners as compared to their respective ownership and voting percentages. Accordingly, the Company accounts for these investments under the equity method of accounting and records its share of equity in earnings from the entities using the hypothetical liquidation at book value method.

Under the hypothetical liquidation at book value method of accounting, the Company recognizes income in each period equal to the change in its share of assumed proceeds from the liquidation of the underlying unconsolidated entities at depreciated book value. For the quarter ended March 31, 2005, the Company recognized equity in earnings from the entities of approximately $1.7 million. As of March 31, 2005 and December 31, 2004, the Company had distributions receivable of approximately $2.0 million and $225,555 from its unconsolidated entities, respectively. These distributions were received subsequent to March 31, 2005.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

QUARTER ENDED MARCH 31, 2005

(UNAUDITED)

3.	Investment in Unconsolidated Entities (Continued):

The Company evaluated its investments in the unconsolidated entities for impairment at March 31, 2005 and determined that there was no impairment with respect to the carrying value of the investments.

In connection with the investments, the Company incurred certain acquisition and advisory fees which are paid to an affiliate. These fees are capitalized as part of the basis in the investments. Any excess carrying value of the investments over the book value of the underlying equity is amortized over the estimated useful lives of the underlying real estate tangible assets, which represent the assets to which the excess is most clearly related.

The following presents unaudited condensed financial information for the unconsolidated entities as of and for the quarter ended March 31, 2005:

	Intrawest Venture	DMC Partnership
Revenue	$4,025,187	$2,699,383
Property operating expenses	(1,543,012)	(53,510)
Depreciation & amortization expenses	(1,453,976)	(864,282)
Interest expense	(986,291)	(1,037,805)

Net income	$41,908	$743,786

Income (loss) allocable to other venture partners	$(1,024,167)	$72,488

Income allocable to the Company	$1,066,075	$671,298
Amortization of capitalized costs	(30,905)	(53,471)

Equity in earnings of unconsolidated entities	$1,035,170	$617,827

Total assets	$123,828,452	$220,436,906

Total long-term debt obligations	$67,026,212	$141,993,558

4.	Deferred Offering and Stock Issuance Costs:

Beginning on April 16, 2004, the Company offered for sale up to $2 billion in shares of common stock (200 million shares of common stock at $10 per share) (the “Offering”), pursuant to a registration statement on Form S-11 under the Securities Act of 1933. The Company has and will continue to incur costs in connection with the Offering and issuance of shares, including filing fees, legal, accounting, printing, selling commissions, marketing support fees, due diligence expense reimbursements and escrow fees, which are deducted from the gross proceeds of the Offering. As of March 31, 2005, the total offering and stock issuance costs incurred to date was approximately $22.7 million.

Under the terms of the Offering, certain affiliates are entitled to receive selling commissions of up to 6.5% of gross offering proceeds on all shares sold, a marketing support fee of up to 2.5% of gross offering proceeds, and reimbursement of actual expenses incurred in connection with due diligence of the Offering (see note 5). In accordance with the Company’s amended and restated articles of incorporation, the total amount of selling commissions, marketing support fees, due diligence expense reimbursements, and organizational and offering expenses to be paid by the Company may not exceed 13% of the aggregate offering proceeds. Therefore, offering costs of approximately $5.8 million, representing the portion of

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

QUARTER ENDED MARCH 31, 2005

(UNAUDITED)

4.	Deferred Offering and Stock Issuance Costs (Continued):

those costs exceeding 13% of the offering proceeds, have been deferred as of March 31, 2005. The deferred offering costs will be deducted from future offering proceeds and reimbursed to affiliates to the extent the costs are within the 13% limitation. The remaining $16.9 million was deducted from the offering proceeds and charged to capital in excess of par value.

5.	Related Party Arrangements:

Certain directors and officers of the Company hold similar positions with CNL Income Corp., a stockholder and the advisor (the “Advisor”) of the Company, and with the managing dealer of the Company’s public offering, CNL Securities Corp. The Company’s chairman of the board indirectly owns a controlling interest in the parent company of the Advisor. These affiliates receive fees and compensation in connection with the Offering, and the acquisition, management and sale of the Company’s assets.

During the quarter ended March 31, 2005, the Advisor earned fees and incurred reimbursable expenses as follows:

Acquisition fees (1):
Acquisition fees from offering proceeds	$1,314,491
Acquisition fees from debt proceeds	3,413,159

4,727,650

Asset management fees (2)	313,973

Reimbursable expenses (3):
Offering costs	2,234,198
Acquisition costs	299,334
General and administrative expenses	592,419

3,125,951

Total	$8,167,574

(1)	Acquisition fees for services in the selection, purchase, development or construction of real property, generally equal to 3.0% of gross offering proceeds, and 3.0% of loan proceeds for services in connection with the incurrence of debt. The debt acquisition fees for the quarter ended March 31, 2005 were incurred in connection with the Company’s investment in the DMC Partnership with DMC and the partnership’s assumption of mortgage loans upon acquisition of the DMC Property.

(2)	Asset management fees of 0.08334% of the Company’s “real estate asset value,” as defined in the Company’s prospectus dated April 18, 2005, and the outstanding principal amount of any mortgage loan as of the end of the preceding month.

(3)	The Advisor and its affiliates are entitled to reimbursement of certain expenses incurred on behalf of the Company in connection with the Company’s organization, offering, acquisitions, and operating activities. To the extent that the operating expenses, in any expense year, exceed the greater of 2% of average invested assets or 25% of net income, the advisor shall reimburse the Company, within 60 days after the end of the expense year, the amount by which the total operating expenses paid or incurred by the Company exceed the greater of the 2% or 25% threshold. The first expense year and measurement period will be the 12 month period ending June 30, 2005.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

QUARTER ENDED MARCH 31, 2005

(UNAUDITED)

5. Related Party Arrangements (Continued):

The Company also received a temporary advance of approximately $1.3 million from an affiliate of the Advisor to fund distributions paid to stockholders. The amount was repaid subsequent to March 31, 2005 upon receipt of the Company’s first quarter earnings distributions from its unconsolidated entities.

CNL Securities Corp., the managing dealer of the Company’s public offering, receives selling commissions of up to 6.5% of gross offering proceeds on all shares sold, a marketing support fee of up to 2.5% of gross offering proceeds, and reimbursement of actual expenses incurred in connection with due diligence of the Offering. A substantial portion of the selling commissions and marketing support fees are reallowed to participating broker dealers. During the quarter ended March 31, 2005, the Company incurred the following fees:

Selling commissions	$2,789,162
Marketing support fee & due diligence expenses	1,072,755

$3,861,917

Amounts due to affiliates for fees and expenses described above are as follows:

	March 31, 2005	December 31, 2005
Due to the Advisor and its affiliates:
Offering expenses	$9,392,576	$6,960,292
Asset management fees	313,973	—
Operating expenses	541,853	1,207,252
Acquisition fees and expenses	5,757,196	1,893,200
Temporary advances	1,256,360	—

	$17,261,958	$10,060,744

Due to CNL Securities Corp:
Selling commissions	$1,185,904	$320,767
Marketing support fees and due diligence expense	456,117	123,373
Offering costs	—	(90,050)

	$1,642,021	$354,090

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

QUARTER ENDED MARCH 31, 2005

(UNAUDITED)

6.	Distributions:

On January 1, 2005 and February 1, 2005, the Company’s board of directors declared a distribution of $0.0417 per share for stockholders of record on January 1, 2005 and February 1, 2005, respectively, to be paid by March 31, 2005. On February 15, 2005, the Company’s board of directors declared a distribution of $0.0438 per share for stockholders of record at the close of business on March 1, 2005, to be paid by March 31, 2005. This represents an increased per share distribution. The January, February, and March distributions were primarily funded with a temporary advance of approximately $1.3 million from an affiliate of the Advisor. The advance was repaid subsequent to March 31, 2005 upon receipt of the Company’s first quarter earnings distributions from its unconsolidated entities.

Approximately 91.5% of the distributions for the quarter ended March 31, 2005 constitute a return of capital for federal income tax purposes. No amounts distributed to stockholders for the quarter ended March 31, 2005 are required to be or have been treated as a return of capital for purposes of calculating the stockholders’ return on their invested capital. The characterization for tax purposes of distributions declared for the quarter ended March 31, 2005, may not be indicative of the characterization of distributions that may be expected for the year ending December 31, 2005.

7.	Commitment:

The Company has committed to contribute approximately $11.2 million to the DMC Partnership upon the partnership’s acquisition of the International Floral and Gift Center (“IFGC”) located at the Dallas Market Center. The DMC Partnership will purchase the IFGC for approximately $31.0 million and assume approximately $17.0 million in existing debt. It is anticipated that the acquisition of IFGC will be completed prior to June 30, 2005.

8.	Subsequent Events:

The Company’s board of directors declared distributions of $0.0438 per share to stockholders of record at the close of business on April 1, 2005 and May 1, 2005, both of which are payable by June 30, 2005. The board of directors also declared a distribution of $0.0458 per share for stockholders of record at the close of business on June 1, 2005, payable by June 30, 2005.

Effective April 20, 2005, the Company’s board of directors and the Advisor agreed to renew the advisory agreement on substantially the same terms and conditions through April 16, 2006.

On May 6, 2005, the Company entered into a commitment with Branch Banking and Trust to execute a $5 million revolving line of credit. The line will primarily be used for working capital needs, distributions to stockholders and bridge financing on real estate investments. The line of credit will be unsecured, bear interest at the 30-day LIBOR plus 2.25% and have a term of two years. The financing is expected to be completed by the end of May 2005.

In May 2005, the Company received distribution payments of approximately $2.0 million from its unconsolidated entities, a portion of which was used to repay amounts temporarily advanced by an affiliate of the Advisor to fund first quarter distributions.

INDEX TO OTHER FINANCIAL STATEMENTS

The following financial information is filed as part of this Prospectus Supplement as a result of the Company acquiring an interest in real estate and related leasehold assets at the Dallas Market Center. For information regarding this investment and the leases into which the Company has entered, see the “Business - Property Acquisitions” section of the Prospectus and the Prospectus Supplement.

DMC PROPERTIES

COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES

(UNAUDITED)

FOR THE QUARTER ENDED APRIL 30, 2005

Revenues:
Permanent showroom rentals	$13,400,696
Market time shows	1,017,337
Nonmarket time shows	64,788
Consumer shows	562,976
Food and beverage revenue, net	81,063
Other revenue	454,421

Total revenues	15,581,281

Certain expenses:
Employee compensation and benefits	3,896,215
Public relations and advertising	884,320
Operations	453,558
Utilities	1,492,244
Exhibitors	257,456
Administration	736,276
Ad valorem taxes	891,960
Insurance	226,535
Management fee	46,421
Other operating expenses	22,123

Total certain expenses	8,907,108

Excess of revenues over certain expenses	$6,674,173

See accompanying notes to combined statement of revenue and certain expenses.

DMC PROPERTIES

UNAUDITED NOTES TO COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES

APRIL 30, 2005

1.	General

The statement presented herein has been prepared in accordance with the accounting policies described in the DMC Properties Combined Statement of Revenues and Certain Expenses for the year ended January 31, 2005 and should be read in conjunction with the Notes which appear in that report.

The statement for the quarter ended April 30, 2005 is unaudited; however, in the opinion of management, all adjustments (which include only normal recurring accruals) have been made which are considered necessary to present fairly the combined revenues and certain expenses for the unaudited period.

Report of Independent Auditors

The Partners

DMC Properties

We have audited the accompanying Combined Statement of Revenue and Certain Expenses of DMC Properties for the year ended January 31, 2005. This Combined Statement of Revenue and Certain Expenses is the responsibility of the Partnership’s management. Our responsibility is to express an opinion on the Combined Statement of Revenue and Certain Expenses based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Combined Statement of Revenue and Certain Expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement of Revenues and Certain Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Combined Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Combined Statement of Revenue and Certain Expenses was prepared for purposes of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1 and is not intended to be a complete presentation of DMC Properties’ revenues and expenses.

In our opinion, the Combined Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenues and certain expenses described in Note 1 of DMC Properties for the year ended January 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

April 4, 2005

Dallas, Texas

DMC Properties

Combined Statement of Revenues and Certain Expenses

For the Year Ended January 31, 2005

Revenues:
Permanent showroom rentals	$53,506,739
Market time shows	9,618,295
Nonmarket time shows	1,760,757
Consumer shows	1,677,631
Food and beverage revenue, net	144,572
Other revenue	3,369,146

$70,077,140

Certain Expenses:
Employee compensation and benefits	16,804,027
Public relations and advertising	6,577,532
Operations	8,634,974
Exhibitors	1,681,284
Administration	3,101,091
Ad valorem taxes	3,460,583
Insurance	1,008,592
Other operating expenses	2,469,576

Total certain expenses	43,737,659

Excess of revenues over certain expenses	$26,339,481

DMC Properties

Combined Statement of Revenues and Certain Expenses

For the Year Ended January 31, 2005

1.	Organization and Basis of Presentation

On January 14, 2005, CNL Income Properties, Inc. (the “REIT”) entered into a partnership interest purchase agreement (the Agreement) with Dallas Market Center Company, Ltd. (“DMC”). Pursuant to the Agreement, the REIT and DMC will form a partnership (the “Partnership”), in which the REIT will acquire a majority interest. The Partnership will acquire from DMC and affiliates their interests in certain real estate and related assets at the Dallas Market Center, including: the World Trade Center, the Dallas Trade Mart, International Floral and Gift Center, and a leasehold interest in Market Hall (collectively the “DMC Properties”). The DMC Properties consist of approximately 4.8 million square feet (unaudited) of wholesale merchandising and exhibition space.

On February 14, 2005, the Partnership was formed and acquired certain of the DMC Properties for approximately $218,000,000, excluding transaction costs, and assumed approximately $142,364,000 of existing debt. In addition, the Partnership has committed to acquire the remaining DMC Properties for approximately $31,000,000 and assume $16,467,000 in existing debt. It is anticipated that the acquisition of the remaining DMC Properties will close by June 30, 2005.

The accompanying combined statement of revenues and certain expenses relates to the operations of the DMC Properties. This statement is prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the statement includes the operations of the DMC Properties for the year ended January 31, 2005. Further, the statement is not representative of the actual operations for the period presented as certain expenses, expected to be incurred in future operations of DMC Properties, have been excluded. Such items include interest expense, depreciation and amortization expense, and interest income. Except as noted above, management is not aware of any material factors that would cause the information included herein to not be indicative of future operating results.

2.	Summary of Significant Accounting Policies

The accompanying Combined Statements of Revenues and Certain Expenses have been prepared on the accrual basis of accounting.

Revenue Recognition

The tenant leases are accounted for as operating leases. Rental revenue is recognized as income using the straight-line method considering scheduled rent increases in the terms of the lease agreements. Rental income earned in excess of rental payments received pursuant to the terms of the lease agreements is recorded as deferred rent receivable.

Advertising Costs

Advertising costs are expensed as incurred and totaled $2,042,816.

DMC Properties

Combined Statement of Revenues and Certain Expenses

For the Year Ended January 31, 2005

Ground Lease Expense

The ground leases are accounted for as operating leases. Lease expense is recognized using the straight-line method considering scheduled rent increases in the terms of the lease agreements. Rental expense in excess of rental payments pursuant to the terms of the lease agreements is recorded as deferred rent payable.

Income Taxes

The DMC Properties are held by partnerships and are not subject to federal or state income taxes. Accordingly, no recognition has been given to income taxes in the accompanying combined statement of revenues and certain expenses.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions about the reported amounts of revenues and certain expenses during the reporting periods. Actual results may differ from those estimates.

3.	Future Minimum Rentals

Future minimum rentals include amounts expected to be received from tenants who have entered into various noncancelable operating leases with an initial term greater than one year. These leases are for office and showroom space in buildings owned by DMC Properties. Minimum future lease rentals to be received as of January 31, 2005, are as follows:

2006	$51,768,317
2007	45,221,047
2008	32,605,081
2009	22,293,945
2010	9,182,393
Thereafter	4,309,524

Total	$165,380,307

4.	Major Tenants

No single tenant individually represents more than 10% of total revenue for the year ended January 31, 2005.

DMC Properties

Combined Statement of Revenues and Certain Expenses

For the Year Ended January 31, 2005

5.	Management Agreement

Market Center Management Company

DMC has a management and leasing agreement with an affiliated company, Market Center Management Company, Ltd. (the “Management Company”). The Management Company performs administrative services for DMC, including all matters pertaining to employment, supervision and compensation of employees. During the period February 1, 2004 through August 2, 2004 DMC Properties paid a monthly management fee to the Management Company equal to 1% of gross revenues, as defined. The agreement also provided for an annual management fee of 50% of net cash flow (as defined) from the DMC properties excluding International Floral and Gift Center in excess of $20,000,000 and in excess of $3,000,000 for International Floral and Gift Center. Management fees in the amount of $72,375 were paid in respect to the excess cash flow agreement during the year ending January 31, 2005.

Effective August 2, 2004 the management agreement with the Management Company for all DMC Properties, excluding International Floral and Gift Center, was terminated. Effective the same date, a new agreement was executed with the Management Company which increased the management fee to 1.5% of gross revenue, as defined. The management contract terms for International Floral and Gift Center continued without change. Management fees for the year ended January 31, 2005 were $949,886 and included $72,375 relating to the excess cash flows provisions of the management agreement. In addition, under the terms of the Management Agreement, the Management Company is entitled to reimbursement of certain expenses it incurs on behalf of DMC. The expenses for which the Management Company is reimbursed are primarily salaries and employee benefits and amounted to $16,804,027 for the year ended January 31, 2005.

George Little Management

DMC also has a management contract with George Little Management (“GLM”) for management of the temporary gift shows held during the year. GLM receives a management fee equal to $1.25 per net square foot of exhibit space leased at each show. GLM also receives reimbursement for travel costs, compensation for use by DMC of GLM’s trademark, and an annual fee of 25% of pro forma net income (as defined) in excess of a specified base year amount for each calendar year, beginning in calendar year 1998. DMC has terminated the GLM management contract effective September 30, 2005. Management fees including a $250,000 contract termination payment paid to GLM for the year ended January 31, 2005 were $784,980.

DMC Properties

Combined Statement of Revenues and Certain Expenses

For the Year Ended January 31, 2005

6.	Commitments and Contingencies

The DMC Properties commitments under land leases expire on various dates ranging from 2055 to 2066. In addition to rent, these leases require payment of property taxes and insurance. Rent expense amounted to $290,272 for the year ended January 31, 2005 and is included in other operating expenses in the accompanying combined statement of revenues and certain expenses.

The total minimum rental commitment under these land leases at January 31, 2005, was as follows:

2006	$293,489
2007	295,829
2008	298,215
2009	300,649
2010	303,131
Thereafter	21,703,116

Total minimum payments required	$23,194,429

DMC entered into a contract (expires January 2009) to outsource its food and beverage services to ARAMARK Business Dining Services of Texas, Inc. (“ARAMARK”). Under the agreement, ARAMARK is obligated to pay minimum rent of $50,000 per month plus percentage rent over certain sales thresholds. This amount is reduced for food service equipment repairs and maintenance costs incurred and discounts provided to employees. In the fiscal year ended January 31, 2005, the net amount received from ARAMARK was approximately $144,572 related to this agreement

The Management Company has in place an Occupational Injury Benefit Plan (“Plan”) to cover employees injured at work. The Plan is indemnified under a policy for which DMC is responsible for a $200,000 deductible per occurrence up to $10,000,000 in claims per occurrence with a combined single limit of $1,000,000 per any one person. Additionally, the Plan has an accidental death and dismemberment policy that provides benefits of up to $200,000 for loss of life or limb. Payments for claims and lost wages made under the Plan were approximately $26,002 for the year ended January 31, 2005.

An environmental assessment was performed in 1997 that indicated an existence of some level of asbestos in all buildings of the DMC Properties, excluding the World Trade Center. A systematic program for asbestos removal is in progress and management is of the opinion that the cost to abate the asbestos will not have a material effect on the financial position of DMC. DMC incurred approximately $3,425 in asbestos removal costs during the year ended January 31, 2005.

APPENDIX B

PRIOR PERFORMANCE TABLES

The following Tables I, II and III and the footnotes to Table V update and replace Tables I, II and III and the footnotes to Table V in Appendix B of the Prospectus:

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS

	CNL Hotels & Resorts, Inc.	CNL Retirement Properties, Inc.
	(Note 1)	(Notes 2, 3 and 4)
Dollar amount offered	$3,090,000,000	$2,510,000,000

Dollar amount raised	99.2%	(Note 4)

Less offering expenses:
Selling commissions and discounts	(7.5)	(7.5)
Organizational expenses	(2.0) to (4.0)	(3.0)
Marketing support and due diligence expense reimbursement fees (includes amounts reallowed to unaffiliated entities)	(0.5)	(0.5)

	(11.0)	(11.0)

Reserve for operations	—	—

Percent available for investment	88.0 to 90.0%	89.0%

Acquisition costs:
Cash down payment	83.0 to 85.0%	84.0%
Acquisition fees paid to affiliates	4.5	4.5
Acquisition expenses	0.5	0.5

Total acquisition costs	88.0 to 90.0%	89.0%

Percent leveraged (mortgage financing divided by total acquisition costs)	53.3%	31.9%
Date offering began	7/09/97, 6/17/99, 9/15/00, 4/23/02 and 2/05/03	9/18/98, 9/19/00, 5/24/02 and 4/04/03
Length of offering (in months)	23, 15, 20, 9 and 13 respectively	24, 20, 11 and 13, respectively
Months to invest 90% of amount available for investment measured from date of offering	29, 16, 22, 12 and 1 respectively	19, 24, 15 and 17, respectively

Note 1:	Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective July 9, 1997, CNL Hotels & Resorts, Inc. (the “Hotels & Resorts REIT”) registered for sale $165,000,000 of shares of common stock (the “CHP Initial Offering”), including $15,000,000 available only to stockholders participating in the company’s reinvestment plan. The CHP Initial Offering commenced September 11, 1997, and upon completion of the CHP Initial Offering on June 17, 1999 had received $150,072,637 (7,503,632 shares), including $72,637 (3,632 shares) issued pursuant to the reinvestment plan. Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective June 4, 1999, the Hotels & Resorts REIT registered for sale up to $275,000,000 of shares of common stock (the “1999 Offering”). The 1999 Offering of the Hotels & Resorts REIT commenced following the completion of the CHP Initial Offering on June 17, 1999, and upon completion of the 1999 Offering on September 14, 2000, the company had received approximately $275,000,000, including $965,194 (48,260 shares) issued pursuant to the reinvestment plan. Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective May 23, 2000, the Hotels & Resorts REIT registered for sale up to $450,000,000 of shares of common stock (the “2000 Offering”). The 2000 Offering of the Hotels & Resorts REIT commenced following the completion of the 1999 Offering on September 14, 2000, and upon completion of the 2000 Offering on September 14, 2000, the company received approximately $450,000,000, including $3,375,474 (337,547 shares) issues pursuant to the reinvestment plan. Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective April 1, 2002, the Hotels & Resorts REIT registered for the sale up to $450,000,000 of shares of common stock (the “2002 Offering”). The 2002 Offering commenced immediately following the completion of the 2000 Offering on April 23, 2002 and upon completion of the 2002 Offering on February 5, 2003, the company had received approximately $450,000,000 including $3,225,431 (322,543 shares) issued pursuant to the reinvestment plan. Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended effective April 30, 2003, the Hotels & Resorts REIT registered for the sale of up to $1.75 billion of shares of common sock (the “2003 Offering”). The 2003 Offering commenced immediately following the completion of the 2002 Offering on February 5, 2003 and upon completion of the 2003 Offering on March 12, 2004, the company received approximately $1,741,000,000 including $29,003,778 (3,152,585 shares) issued pursuant to the reinvestment plan. On August 2, 2004, the Hotels & Resorts REIT effected a reverse stock split and all share numbers have been adjusted to reflect the exchange ratio of one common share for every two issued and outstanding.

TABLE I - EXPERIENCE IN RAISING AND INVESTING FUNDS - CONTINUED

Note 2:	Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective September 18, 1998, CNL Retirement Properties, Inc. (the “Retirement Properties REIT”) registered for sale up to $155,000,000 of shares of common stock (the “Initial Offering”), including up to $5,000,000 available to stockholders participating in the company’s reinvestment plan. The Initial Offering of the Retirement Properties REIT commenced September 18, 1998, and upon the termination of the Initial Offering on September 18, 2000, the Retirement Properties REIT had received subscription proceeds of $9,718,974 (971,898 shares), including $50,463 (5,046 shares) through the reinvestment plan. Upon termination of the Initial Offering, the Retirement Properties REIT commenced an offering of up to $155,000,000 (the “2000 Offering”), including up to $5,000,000 available to stockholders participating in the company’s reinvestment plan. On May 24, 2002, the Retirement Properties REIT completed its 2000 Offering from which it received subscription proceeds of $155,000,000 (15,500,000 shares), including $418,670 (41,867 shares) through the reinvestment plan. Immediately following the completion of the 2000 Offering, the Retirement Properties REIT commenced an offering of up to $450,000,000 (45,000,000 shares) (the “2002 Offering”) and upon completion of the 2002 Offering on April 3, 2003, the company had received approximately $450,000,000. Immediately following the completion of the 2002 Offering, the Retirement Properties REIT commenced an offering of up to $1,750,000,000 (175,000,000 shares) (the “2003 Offering”) and upon termination of the 2003 Offering on May 14, 2004, the company had received approximately $1,568,000,000. Immediately following the termination of the 2003 Offering, the Retirement Properties REIT commenced an offering of up to $4,000,000,000 (400,000,000 shares) (the “2004 Offering”). As of December 31, 2004, the Retirement Properties REIT had received subscription proceeds of $202,013,758 (20,201,375 shares) from its 2004 Offering.

Note 3:	During its Initial Offering, the 2000 Offering, the 2002 Offering and the 2003 Offering, the Retirement Properties REIT raised $9,718,974 or 6.3%, $155,000,000 or 100%, $450,000,000 or 100% and $1,568,000,000 or 89.6%, respectively, of the dollar amount offered.

Note 4:	The amounts shown represent the combined results of the Retirement Properties REIT’s Initial Offering, 2000 Offering, 2002 Offering and 2003 Offering only, due to the fact that the 2004 Offering was not yet fully subscribed at December 31, 2004.

TABLE II

COMPENSATION TO SPONSOR

	CNL Hotels & Resorts, Inc.	CNL Retirement Properties, Inc.	Other Programs
	(Notes 2 and 3)	(Note 8)	(Note 1)
Date offering commenced	7/9/97, 6/17/99, 9/15/00, 4/23/02 and 02/5/03	9/18/98, 9/19/00, 5/24/02, 4/3/03 and 5/14/04
Dollar amount raised	$3,066,534,832	$2,384,658,206	(Note 1)

Amount paid to sponsor from proceeds of offering:
Selling commissions and discounts	229,990,112	174,504,552
Real estate commissions	—	—
Acquisition fees	137,994,067	105,818,412
Marketing support and due diligence expense reimbursement fees (includes amounts reallowed to unaffiliated entities)	15,332,674	14,159,637

Total amount paid to sponsor	383,316,853	294,482,601	(Note 1)

Dollar amount of cash generated from (used in) operations before deducting payments to sponsor:
2004 (Note 6)	244,573,472	154,893,290	87,206,712
2003 (Note 6)	127,948,000	66,752,844	160,884,226
2002 (Note 6)	84,484,672	18,339,364	166,749,191
2001 (Note 6)	62,826,759	2,466,324	NA
2000	45,528,919	1,349,284	NA
1999	13,348,795	51,647	NA
1998	2,985,455	—	NA
1997	29,358	—	NA
Amount paid to sponsor from operations (administrative, accounting and management fees) (Notes 5 and 7):
2004	30,832,972	15,495,290	4,992,083
2003	15,061,000	6,094,844	5,792,613
2002	7,824,672	1,554,601	7,334,055
2001	4,418,759	292,945	NA
2000	1,878,358	253,265	NA
1999	458,634	38,796	NA
1998	208,490	—	NA
1997	6,889	—	NA
Dollar amount of property sales and refinancing before deducting payments to sponsor:
Cash (Note 11)	16,810,000	—	919,908,431
Notes	—	—	320,000
Amount paid to sponsors from property sales and refinancing:
Real estate commissions	—	—	—
Incentive fees	—	—	—
Other (Notes 3, 4, 9 and 10)	79,854,706	44,520,409	4,480,309

Note 1:	Other Programs in the table above includes Prior Public Programs sponsored by CNL whose offerings were fully subscribed prior to January 1, 2001. This column presents payments to the sponsor during the three years ended December 31, 2004 by the CNL Income Funds (18 limited partnerships) and CNL Restaurant Properties, Inc. (the “Restaurant Properties REIT”), all of which invested in triple-net leased restaurant properties. A total of approximately $1.36 billion was raised from 1986 through 2000 for these programs.

Note 2:	Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective July 9, 1997, CNL Hotels & Resorts, Inc. (the “Hotels & Resorts REIT”) registered for sale $165,000,000 of shares of common stock (the “CHP Initial Offering”), including $15,000,000 available only to stockholders participating in the company’s reinvestment plan. The CHP Initial Offering commenced September 11, 1997, and upon completion of the CHP Initial Offering on June 17, 1999 had received $150,072,637 (7,503,632 shares), including $72,637 (3,632 shares) issued pursuant to the reinvestment plan. Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective June 4, 1999, the Hotels & Resorts REIT registered for sale up to $275,000,000 of shares of common stock (the “1999 Offering”). The 1999 Offering of the Hotels & Resorts REIT commenced following the completion of the CHP Initial Offering on June 17, 1999, and upon completion of the 1999 Offering on September 14, 2000, the company had received $274,998,988, including $965,194 (48,260 shares) issued pursuant to the reinvestment plan. Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as

TABLE II - COMPENSATION TO SPONSOR - CONTINUED

Note 2
(Continued:)	amended, effective May 23, 2000, the Hotels & Resorts REIT registered for sale up to $450,000,000 of shares of common stock (the “2000 Offering”). The 2000 Offering of the Hotels & Resorts REIT commenced following the completion of the 1999 Offering on September 14, 2000 and upon completion of the 2000 Offering on September 14, 2000, the company had received $450,000,000, including $3,375,474 (168,774 shares) issued pursuant to the reinvestment plan. Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective April 1, 2002, the Hotels & Resorts REIT registered for sale up to $450,000,000 of shares of common stock (the “2002 Offering”). The 2002 Offering commenced immediately following the completion of the 2000 Offering on April 23, 2002, and upon completion of the 2002 Offering on February 5, 2003, the Company had received approximately $450,000,000 including $3,225,431 (161,272 shares) issued pursuant to the reinvestment plan. Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended effective April 30, 2003, the Hotels & Resorts REIT registered for the sale of up to $1.75 billion of Shares of Common Stock (the “2003 Offering”). The 2003 Offering commenced immediately following the completion of the 2002 Offering on February 5, 2003 and upon completion of the 2003 Offering on March 12, 2004 the company had received approximately $1,741,000,000 including $29,003,778 (1,576,293 shares) issued pursuant to the reinvestment plan. The amounts shown represent the combined results of the CHP Initial Offering, the 1999 Offering, the 2000 Offering, the 2002 Offering and the 2003 Offering, including subscription proceeds issued pursuant to the reinvestment plan as of December 31, 2004. On August 2, 2004, the Hotels & Resorts REIT effected a reverse stock split and all share numbers have been adjusted to reflect the exchange ratio of one common share for every two issued and outstanding.

Note 3:	CNL Hospitality Corp., the advisor of the Hotels & Resorts REIT, is entitled to receive acquisition fees for services relating to identifying the properties, structuring the terms of the acquisition and leases of the properties and structuring the terms of the mortgage loans equal to 4.5% of the gross proceeds of the offerings, loan proceeds from permanent financing and the line of credit that are used to acquire properties, but excluding amounts used to finance secured equipment leases. During the years ended December 31, 2004, 2003, 2002, 2001 and 2000, the Hotels & Resorts REIT paid the advisor approximately $2.7 million, $42.2 million, $7.5 million, $8.8 million and $8.0 million, respectively, related to the permanent financing for properties directly or indirectly owned by the Hotels & Resorts REIT. These acquisition fees were not paid using proceeds from the offerings. The advisor of the Hotels & Resorts REIT is also entitled to receive fees in connection with the development, construction or renovation of a property, generally equal to 4% of project costs. During the years ended December 31, 2004, 2003, 2002 and 2001, the Hotels & Resorts REIT paid the advisor $2.2 million, $2.6 million, $1.9 million and $2.1 million, respectively, relating to these fees.

Note 4:	During each of the years ended December 31, 2002, 2003 and 2004, the Restaurant Properties REIT (included in “Other Programs”) incurred $1,493,436 of soliciting dealer servicing fees payable to the sponsor, and during the years ended December 31, 2004, 2003, 2002 and 2001, the Hotels & Resorts REIT incurred approximately $2.1 million, $1.2 million, $293,000 and $293,002, respectively, in soliciting dealer servicing fees payable to the sponsor. In addition, during each of the years ended December 31, 2003 and 2004, the Retirement Properties REIT incurred approximately $310,000 in soliciting dealer servicing fees payable to the sponsor.

Note 5:	In connection with its 1999 Offering, the Hotels & Resorts REIT had agreed to issue and sell soliciting dealer warrants (“Soliciting Dealer Warrants”) to CNL Securities Corp. The price for each warrant was $0.0008 and one warrant was issued for every 25 shares sold by the managing dealer. The holder of a Soliciting Dealer Warrant is entitled to purchase one share of common stock from the Hotels & Resorts REIT at a price of $12.00 during the five year period commencing the date the 1999 Offering began. During the year ended December 31, 2000, the Hotels & Resorts REIT issued 960,900 Soliciting Dealer Warrants to CNL Securities Corp.

Note 6:	In September 1999, the Restaurant Properties REIT (included in “Other Programs”) acquired two companies which make and service mortgage loans and securitize portions of loans. Effective with these acquisitions, the Restaurant Properties REIT classifies a portion of its investments in and collections of mortgage loans, proceeds from sale of mortgage loans, proceeds from securitization transactions and purchases of other investments as operating activities in its financial statements. Prior to these acquisitions, these types of transactions were classified as investing activities in its financial statements.

Note 7:	On September 1, 1999, the Restaurant Properties REIT issued 6,150,000 shares of common stock (with an exchange value of $20 per share) to affiliates of the Restaurant Properties REIT to acquire its external advisor and two companies which make and service mortgage loans and securitize portions of such loans. As a result of the acquisition, the Restaurant Properties REIT ceased payment of acquisition fees, administrative, accounting, management and secured equipment lease servicing fees. The Restaurant Properties REIT continues to outsource several functions to affiliates such as investor services, public relations, corporate communications, knowledge and technology management, and tax and legal compliance.

TABLE II - COMPENSATION TO SPONSOR - CONTINUED

Note 8:	Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective September 18, 1998, CNL Retirement Properties, Inc. (the “Retirement Properties REIT”) registered for sale up to $155,000,000 of shares of common stock (the “Initial Offering”), including up to $5,000,000 available to stockholders participating in the company’s reinvestment plan. The offering of shares of the Retirement Properties REIT commenced September 18, 1998, and upon the termination of the Initial Offering on September 18, 2000, the Retirement Properties REIT had received subscription proceeds of $9,718,974 (971,898 shares), including $50,463 (5,046 shares) through the reinvestment plan. Upon termination of the Initial Offering, the Retirement Properties REIT commenced an offering of up to $155,000,000 (the “2000 Offering”), including up to $5,000,000 available to stockholders participating in the company’s reinvestment plan. On May 24, 2002, the Retirement Properties REIT completed its 2000 Offering from which it received subscription proceeds of $155,000,000 (15,500,000 shares), including $418,670 (41,867 shares) through the reinvestment plan. Immediately following the completion of the 2000 Offering, the Retirement Properties REIT commenced an offering of up to $450,000,000 (45,000,000 shares) (the “2002 Offering”), including up to $50,000,000 (5,000,000 shares) available to stockholders participating in the company’s reinvestment plan. Upon completion of the 2002 Offering on April 3, 2003, the company had received $450,000,000. Immediately following the completion of the 2002 Offering, the Retirement Properties REIT commenced an offering of up to $1,750,000,000 (175,000,000 shares) (the “2003 Offering”). Upon termination of the 2003 Offering on May 13, 2004, the company had received $1,567,925,474. Immediately following the completion of the 2003 Offering, the Retirement Properties REIT commenced an offering of up to $4,000,000,000 (400,000,000 shares) (the “2004 Offering”). As of December 31, 2004, the Retirement Properties REIT had received subscription proceeds of $202,013,758 (20,201,375 shares) from its 2004 Offering, including $39,642,141 (3,964,214 shares) issued pursuant to the reinvestment plan. The amounts shown represent the combined results of the Initial Offering, the 2000 Offering, the 2002 Offering, the 2003 Offering and the 2004 Offering, including subscription proceeds issued pursuant to the reinvestment plan as of December 31, 2004.

Note 9:	In addition to acquisition fees paid on gross proceeds from the offerings, the advisor of the Retirement Properties REIT is entitled to receive acquisition fees for services related to obtaining permanent financing that is used to acquire properties. The acquisition fees are equal to a percentage of the loan proceeds from the permanent financing. For the Initial Offering through the 2003 Offering, this percentage was equal to 4.5%. For the 2004 Offering, this percentage is equal to 4.0%. During the years ended December 31, 2004, 2003 and 2002, the Retirement Properties REIT paid the advisor $29,951,684, $11,276,577 and $2,051,748, respectively, in acquisition fees relating to permanent financing for properties owned by the Retirement Properties REIT. These acquisition fees were not paid using proceeds from the offerings.

Note 10:	CNL Capital Corp., an affiliate of the Sponsor, is a non-voting Class C member of Century Capital Markets, LLC (“CCM”). CCM made the arrangements for a $23.5 million loan for the Retirement Properties REIT, for which it was paid a $470,400 structuring fee in 2002. During 2003, the Retirement Properties REIT also paid CCM a $150,000 finder’s fee related to the acquisition of two properties.

Note 11:	Excludes properties sold and substituted with replacement properties, as permitted under the terms of the lease agreements.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

CNL RESTAURANT PROPERTIES, INC.

	1994	1995	1996	1997
	(Notes 1, 23 and 26)	(Notes 23 and 26)	(Notes 23 and 26)	(Notes 2, 23 and 26)
Continuing Operations:
Gross revenue (Note 24)	$—	$539,776	$4,363,456	$15,516,102
Equity in earnings of unconsolidated joint venture	—	—	—	—
Gain (loss) on sale of assets (Notes 7, 15, 18, 21 and 23)	—	—	—	—
Provision for losses on assets (Notes 12, 14, 17, 23 and 26)	—	—	—	—
Sale of real estate (Notes 23 and 24)	—	—	—	—
Interest income	—	119,355	1,843,228	3,941,831
Less: Operating expenses (Notes 5, 23 and 26)	—	(186,145)	(908,924)	(2,066,962)
Transaction costs	—	—	—	—
Net decrease in value of mortgage loans held for sale, net of related hedge	—	—	—	—
Interest expense (Notes 23 and 26)	—	—	—	—
Cost of real estate sold (Notes 23 and 24)	—	—	—	—
Depreciation and amortization (Notes 23 and 26)	—	(104,131)	(521,871)	(1,795,062)
Loss on termination of cash flow hedge accounting	—	—	—	—
Advisor acquisition expense (Note 16)	—	—	—	—
Minority interest in (income)/loss of consolidated joint ventures	—	(76)	(29,927)	(31,453)
Discontinued Operations:
Earnings/(loss) from discontinued operations, net (Notes 23 and 26)	—	—	—	—
Gain on disposal of discontinued operations, net (Notes 23 and 26)	—	—	—	—
Income tax benefit	—	—	—	—
Cumulative effect of accounting change	—	—	—	—

Net income (loss) – GAAP basis	—	368,779	4,745,962	15,564,456

Taxable income
- from operations (Note 8)	—	379,935	4,894,262	15,727,311

- from gain (loss) on sale (Notes 7, 15, 18 and 21)	—	—	—	(41,115)

Cash generated from (used in) operations (Notes 4 and 5)	—	498,459	5,482,540	17,076,214
Cash generated from sales (Notes 7, 15, 18 and 21)	—	—	—	6,289,236
Cash generated from refinancing	—	—	—	—

Cash generated from (used in) operations, sales and refinancing	—	498,459	5,482,540	23,365,450
Less: Cash distributions to investors (Note 9)
- from operating cash flow (Note 4)	—	(498,459)	(5,439,404)	(16,854,297)
- from sale of properties	—	—	—	—
- from cash flow from prior period	—	—	—	—
- from return of capital (Note 10)	—	(136,827)	—	—

Cash generated (deficiency) after cash distributions	—	(136,827)	43,136	6,511,153
Special items (not including sales of real estate and refinancing):
Subscriptions received from stockholders	—	38,454,158	100,792,991	222,482,560
Sale of common stock to CNL Fund Advisors, Inc.	200,000	—	—	—
Retirement of shares of common stock (Note 13)	—	—	—	—
Contributions from minority interest of consolidated joint venture	—	200,000	97,419	—
Distributions to minority interest	—	—	(39,121)	(34,020)
Payment of stock issuance costs (Note 20)	(19)	(3,680,704)	(8,486,188)	(19,542,862)
Acquisition of land and buildings on operating leases (Note 4)	—	(18,835,969)	(36,104,148)	(143,542,667)
Investment in direct financing leases (Note 4)	—	(1,364,960)	(13,372,621)	(39,155,974)
Proceeds from sales of equipment direct financing leases	—	—	—	962,274

1998	1999	2000	2001	2002	2003	2004
(Notes 3, 23 and 26)	(Notes 3, 23 and 26)	(Notes 23 and 26)	(Notes 23 and 26)	(Notes 23 and 26)	(Note 26)	(Note 3)

$29,560,219	$57,979,792	$82,322,385	$102,633,624	$90,729,744	$80,814,216	$75,231,590
16,018	97,307	97,559	98,561	100,493	107,702	105,034
—	(1,851,838)	(789,593)	(1,136,997)	(347,179)	(157,488)	134,743
(269,149)	(6,989,195)	(2,475,475)	(39,847,668)	(9,598,354)	(12,863,821)	(5,369,437)
—	—	—	128,479,972	209,497,908	—	—
8,984,546	13,335,146	29,678,290	46,676,272	39,899,361	34,391,575	30,163,681
(3,493,160)	(12,830,157)	(31,573,532)	(32,415,562)	(31,567,210)	(26,153,985)	(28,003,880)
—	(6,798,803)	(10,315,116)	—	—	—	—
—	(551,011)	(6,854,932)	(5,070,213)	(5,368,261)	(1,852,941)	—
—	(10,205,197)	(46,806,369)	(67,891,379)	(58,400,715)	(50,575,760)	(47,999,252)
—	—	—	(118,372,146)	(193,178,891)	—	—
(3,658,617)	(8,382,082)	(14,745,709)	(17,435,161)	(12,858,755)	(12,325,337)	(11,901,949)
—	—	(5,347,659)	(8,060,600)	—	(501,500)	(940,000)
—	(76,333,516)	—	—	—	—	—
(30,156)	(41,678)	1,023,852	(1,250,245)	(2,408,702)	(1,913,277)	(3,717,660)

1,042,707	2,733,898	8,713,462	(7,018,854)	(2,488,403)	(1,204,444)	2,300,303
—	—	—	—	11,578,657	28,329,974	42,949,989
—	—	—	—	—	6,345,551	(10,936,893)
—	—	—	(3,840,902)	—	—	—

32,152,408	(49,837,334)	2,927,163	(24,451,298)	35,589,693	42,440,465	42,016,269

33,553,390	58,152,473	28,881,542	22,681,442	3,205,385	33,044,614	29,936,313

(149,948)	(789,861)	(2,696,079)	(9,518,197)	(10,831,314)	(6,089,087)	(8,878,566)

39,116,275	307,261,214	(155,961,649)	48,733,308	111,588,697	108,372,363	39,086,442
2,385,941	5,302,433	12,833,063	12,658,578	67,084,608	25,312,090	20,562,029
—	—	—	—	—	—	—

41,502,216	312,563,647	(143,128,586)	61,391,886	178,673,305	133,684,453	59,648,471
(39,116,275)	(60,078,825)	—	(48,733,308)	(67,990,684)	(68,244,434)	(39,086,442)
—	—	—	—	—	—	—
(265,053)	—	(66,329,582)	(17,733,389)	—	—	(30,673,982)
(67,821)	—	—	—	—	—	—

2,053,067	252,484,822	(209,458,168)	(5,074,811)	110,682,621	65,440,019	(10,111,953)

385,523,966	210,736	—	3,691,600	9,750,000	—	—
—	—	—	—	—	—	—
(639,528)	(50,891)	—	—	(4,709)	—	—
—	740,621	39,922	—	—	—	—
(34,073)	(66,763)	(146,601)	(234,002)	(1,484,386)	(1,867,258)	(3,326,967)
(34,579,650)	(737,190)	(1,493,436)	(1,493,436)	(1,493,437)	(1,493,437)	(1,493,437)
(200,101,667)	(286,411,210)	(160,901,355)	(26,051,869)	(7,211,699)	—	(20,725,741)
(47,115,435)	(63,663,720)	(15,368,629)	—	—	—	—
—	2,252,766	1,848,664	—	—	—	—

TABLE III - CNL RESTAURANT PROPERTIES, INC. – CONTINUED

	1994	1995	1996	1997
	(Notes 1, 23 and 26)	(Notes 23 and 26)	(Notes 23 and 26)	(Notes 2, 23 and 26)
Proceeds from sale of consolidated partnership interest (Note 19)	—	—	—	—
Proceeds from sale of securities	—	—	—	—
Proceeds from borrowing from affiliate (Note 22)	—	—	—	—
Investment in joint venture	—	—	—	—
Increase in restricted cash	—	—	—	—
Purchase of other investments (Note 4)	—	—	—	—
Investment in mortgage, equipment and other notes receivable (Note 4)	—	—	(13,547,264)	(16,923,383)
Collections on mortgage, equipment and other notes receivable (Note 4)	—	—	133,850	250,732
Redemption of (investment in) certificates of deposit	—	—	—	(2,000,000)
Proceeds from the issuance of bonds	—	—	—	—
Payment on bonds	—	—	—	—
Proceeds from borrowing on credit facility, note payable and subordinated note payable	—	—	3,666,896	19,721,804
Payment on credit facility and note payable	—	—	(145,080)	(20,784,577)
Reimbursement of organization, acquisition, and deferred offering and stock issuance costs paid on behalf of CNL Restaurant Properties, Inc. by related parties	(199,036)	(2,500,056)	(939,798)	(2,857,352)
Decrease (increase) in intangibles and other assets	—	(628,142)	(1,103,896)	—
Proceeds from borrowings on mortgage warehouse facilities	—	—	—	—
Payments on mortgage warehouse facilities	—	—	—	—
Payments of loan and bond issuance costs	—	—	—	—
Other	—	—	(54,533)	49,001

Cash generated (deficiency) after cash distributions and special items	945	11,507,500	30,941,643	5,136,689

TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 6)
Federal income tax results:
Ordinary income (loss) (Notes 9 and 11)
- from operations (Notes 8 and 25)	—	20	61	67

- from recapture	—	—	—	—

Capital gain (loss) (Notes 7, 15, 18 and 21)	—	—	—	—

Cash distributions to investors:
Source (on GAAP basis):
- from investment income	—	19	59	66
- from capital gain	—	—	—	—
- from investment income from prior period	—	—	—	—
- from return of capital (Note 10)	—	14	8	6

Total distributions on GAAP basis (Note 11):	—	33	67	72

Source (on cash basis):
- from sales	—	—	—	—
- from refinancing	—	—	—	—
- from operations (Note 4)	—	26	67	72
- from cash flow from prior period	—	—	—	—
- from return of capital (Note 10)	—	7	—	—

Total distributions on cash basis (Note 11)	—	33	67	72

Total cash distributions as a percentage of original $1,000 investment (Note 6)	0.00%	5.34%	7.06%	7.45%
Total cumulative cash distributions per $1,000 investment from inception	—	33	100	172
Amount (in percentage terms) remaining invested in program properties at the end of each year (period) presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program) (Notes 7, 15, 18 and 21)	N/A	100%	100%	100%

1998	1999	2000	2001	2002	2003	2004
(Notes 3, 23 and 26)	(Notes 3, 23 and 26)	(Notes 23 and 26)	(Notes 23 and 26)	(Notes 23 and 26)	(Note 26)	(Note 26)
—	—	1,187,238	—	—	—	—
—	—	7,720,997	982,050	—	—	11,194,836
—	—	—	8,708,400	11,750,000	18,709,603	10,900,000
(974,696)	(187,452)	—	(10,000)	(150,000)	—	—
—	—	(1,875,838)	(9,055,564)	6,357,321	(7,887,421)	5,059,609
(16,083,055)	—	(2,831,779)	—	—	—	—
(10,724,398)	(31,004,345)	(11,130,607)	(11,457,682)	(6,606,837)	—	—
1,555,623	3,894,067	8,334,231	9,325,173	15,481,478	29,075,354	34,788,679
—	2,000,000	—	—	—	—	—
—	—	280,906,000	177,222,667	—	24,905,561	5,000,000
—	—	(2,422,469)	(10,065,808)	(16,435,554)	(19,402,557)	(29,844,064)
7,692,040	439,941,245	397,538,000	63,948,887	249,333,516	34,104,800	61,551,794
(8,039)	(61,580,289)	(586,425,008)	(159,664,801)	(90,875,084)	(66,750,919)	(84,176,850)
(4,574,925)	(1,492,310)	—	—	—	—	—
(6,281,069)	(1,862,036)	(377,755)	—	—	—	—
—	27,101,067	301,227,438	325,264,212	189,901,470	124,126,661	196,335,393
—	(352,808,966)	(7,718,739)	(358,859,850)	(474,312,483)	(176,371,771)	(188,454,039)
—	(5,947,397)	(20,891,532)	(9,633,523)	(27,266)	(2,231,032)	(908,288)
(95,101)	—	—	—	—	19,064	—

75,613,060	(77,187,245)	(22,239,426)	(2,458,357)	(5,345,049)	20,376,667	(14,211,028)

63	73	30	15	—	30	23

—	—	—	—	—	—	—

—	—	—	—	—	—	––

60	—	3	—	40	47	46
—	—	—	—	—	—	—
—	—	—	—	—	—	—
14	76	73	76	36	28	31

74	76	76	76	76	75	77

—	—	—	—	—	—	—
—	—	—	—	—	—	—
73	76	—	55	76	75	43
1	—	76	21	—	—	34
—	—	—	—	—	—	—

74	76	76	76	76	75	77

7.625%	7.625%	7.625%	7.625%	7.625%	7.625%	7.625%
246	322	398	474	550	625	702
100%	100%	100%	100%	100%	100%	100%

TABLE III - CNL RESTAURANT PROPERTIES, INC. - CONTINUED

Note 1:	Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective March 29, 1995, CNL Restaurant Properties, Inc. (formerly CNL American Properties Fund, Inc. (the “Restaurant Properties REIT”)) registered for sale $165,000,000 of shares of common stock (the “Initial Offering”), including $15,000,000 available only to stockholders participating in the company’s reinvestment plan. The Initial Offering of the Restaurant Properties REIT commenced April 19, 1995, and upon completion of the Initial Offering on February 6, 1997, had received subscription proceeds of $150,591,765 (7,529,588 shares), including $591,765 (29,588 shares) issued pursuant to the reinvestment plan. Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective January 31, 1997, the Restaurant Properties REIT registered for sale $275,000,000 of shares of common stock (the “1997 Offering”), including $25,000,000 available only to stockholders participating in the company’s reinvestment plan. The 1997 Offering of the Restaurant Properties REIT commenced following the completion of the Initial Offering on February 6, 1997, and upon completion of the 1997 Offering on March 2, 1998, had received subscription proceeds of $251,872,648 (12,593,633 shares), including $1,872,648 (93,632 shares) issued pursuant to the reinvestment plan. Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective May 12, 1998, the Restaurant Properties REIT registered for sale $345,000,000 of shares of common stock (the “1998 Offering”). The 1998 Offering of the Restaurant Properties REIT commenced following the completion of the 1997 Offering on March 2, 1998. As of January 31, 1999, the Restaurant Properties REIT had received subscriptions totaling approximately $345,000,000 (17,250,000 shares), from the 1998 Offering, including $3,107,848 (155,393 shares) issued pursuant to the company’s reinvestment plan. The 1998 Offering became fully subscribed in December 1998 and proceeds from the last subscriptions were received in January 1999. Activities through June 1, 1995, were devoted to organization of the Restaurant Properties REIT and operations had not begun.

Note 2:	The amounts shown represent the combined results of the Initial Offering and the 1997 Offering.

Note 3:	The amounts shown represent the combined results of the Initial Offering, 1997 Offering and 1998 Offering.

Note 4:	Cash generated from operations from inception through September 1999 included cash received from tenants, less cash paid for expenses, plus interest received. In September 1999, the Restaurant Properties REIT acquired two companies which make and service mortgage loans and securitize portions of loans. Effective with these acquisitions, the Restaurant Properties REIT classifies its investments in and collections of mortgage loans held for sale, proceeds from sale of mortgage loans held for sale, proceeds from securitization transactions, acquisition in and proceeds from real estate held for sale and purchases of other investments held for sale as operating activities in its financial statements. The Restaurant Properties REIT continues to classify investments in mortgage loans, investments in land and buildings, investments in direct financing leases and other investments intended to be held as investments as investing activities in its financial statements.

Note 5:	Cash generated from operations per this table agrees to cash generated from operations per the statement of cash flows included in the financial statements of the Restaurant Properties REIT.

Note 6:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.

Note 7:	In May 1997 and July 1997, the Restaurant Properties REIT sold four properties and one property, respectively, to a tenant for $5,254,083 and $1,035,153, respectively, which was equal to the carrying value of the properties at the time of sale. In May and July 1998, the Restaurant Properties REIT sold two and one properties, respectively, to third parties for $1,605,154 and $1,152,262, respectively (and received net sales proceeds of approximately $1,242,205 and $629,435, respectively, after deduction of construction costs incurred but not paid by the Restaurant Properties REIT as of the date of the sale), which approximated the carrying value of the properties at the time of sale. As a result, no gain or loss was recognized for financial reporting purposes.

Note 8:	Taxable income presented is before the dividends paid deduction.

Note 9:	For the years ended December 31, 2003, 2002, 2001, 2000, 1999, 1998, 1997, 1996 and 1995, 39%, 0%, 21%, 40%, 97%, 84.87%, 93.33%, 90.25% and 59.82%, respectively, of the distributions received by stockholders were considered to be ordinary income and 61%, 100%, 79%, 60%, 3%, 15.13%, 6.67%, 9.75% and 40.18%, respectively, were considered a return of capital for federal income tax purposes. For the year ended December 31, 2004, 22% of the distributions received by stockholders were considered to be ordinary income, 69% were considered a return of capital, 7% were qualified dividends and 2% were capital gains for federal income tax purposes. No amounts distributed to stockholders for the years ended December 31, 2004, 2003, 2002, 2001, 2000, 1999, 1998, 1997, 1996 and 1995 are required to be or have been treated by the company as a return of capital for purposes of calculating the stockholders’ return on their invested capital.

TABLE III - CNL RESTAURANT PROPERTIES, INC. - CONTINUED

Note 10:	Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income on a GAAP basis. Accumulated net income (loss) includes deductions for depreciation and amortization expense and income from certain non-cash items. This amount is not required to be presented as a return of capital except for purposes of this table, and the Restaurant Properties REIT has not treated this amount as a return of capital for any other purpose. During the year ended December 31, 1999, accumulated net loss included a non-cash deduction for the advisor acquisition expense of $76.3 million (see Note 16). During the year ended December 31, 2001, the Restaurant Properties REIT recorded non-cash provisions for loan losses of $28.2 million due to financial difficulties of a borrower.

Note 11:	Tax and distribution data and total distributions on GAAP basis were computed based on the weighted average dollars outstanding during each period presented.

Note 12:	During the year ended December 31, 1998, the Restaurant Properties REIT recorded provisions for losses on land and buildings in the amount of $269,149 for financial reporting purposes relating to two Shoney’s properties and two Boston Market properties. The tenants of these properties experienced financial difficulties and ceased payment of rents under the terms of their lease agreements. The allowances represent the difference between the carrying value of the properties at December 31, 1998 and the estimated net realizable value for these properties.

Note 13:	In October 1998, the Board of Directors of the Restaurant Properties REIT elected to implement the Restaurant Properties REIT’s redemption plan. Under the redemption plan, the Restaurant Properties REIT elected to redeem shares, subject to certain conditions and limitations. During the year ended December 31, 1998, 69,514 shares were redeemed at $9.20 per share ($639,528) and retired from shares outstanding of common stock. During 1999, as a result of the stockholders approving a one-for-two reverse stock split of common stock, the Restaurant Properties REIT agreed to redeem fractional shares (2,545 shares). During 2002, the Restaurant Properties REIT retired 325 shares of common stock.

Note 14:	During the year ended December 31, 1999, the Restaurant Properties REIT recorded provisions for losses on buildings in the amount of $6,989,195 for financial reporting purposes relating to several properties. The tenants of these properties experienced financial difficulties and ceased payment of rents under the terms of their lease agreements. The allowances represent the difference between the carrying value of the properties at December 31, 1999 and the estimated net realizable value for these properties.

Note 15:	During the year ended December 31, 1999, the Restaurant Properties REIT sold six properties and received aggregate net sales proceeds of $5,302,433, which resulted in a total aggregate loss of $781,192 for financial reporting purposes. The Restaurant Properties REIT reinvested the proceeds from the sale of properties in additional properties. In addition, the Restaurant Properties REIT recorded a loss on securitization of $1,070,646 for financial reporting purposes.

Note 16:	On September 1, 1999, the Restaurant Properties REIT issued 6,150,000 shares of common stock to affiliates of the Restaurant Properties REIT to acquire its external advisor and two companies which make and service mortgage loans and securitize portions of loans. The Restaurant Properties REIT recorded an advisor acquisition expense of $76,333,516 relating to the acquisition of the external advisor, which represented the excess purchase price over the net assets acquired.

Note 17:	During the year ended December 31, 2000, 2001, 2002, 2003 and 2004 the Restaurant Properties REIT recorded provision for losses on assets in the amount of $2,475,475, $39,847,668, $9,598,354, $12,863,821 and $5,369,437, respectively, for financial reporting purposes relating to several properties and mortgage loans. The tenants of these properties or borrowers under the mortgage loans experienced financial difficulties and/or ceased payment of rents or debt service under the terms of their lease agreements or loan agreements. For the properties, the allowances represent the difference between the carrying value of the properties at December 31, 2000, 2001, 2002 and 2003, respectively, and the estimated net realizable value for these properties. For the mortgage loans, the provision for loss represents the differences between the carrying value of the loan and its net realizable value.

Note 18:	During the year ended December 31, 2000, the Restaurant Properties REIT sold fifteen properties for aggregate net sales proceeds of $12,833,063, which resulted in total aggregate losses of $721,230 for financial reporting purposes (after deduction of construction costs incurred but not paid by the Restaurant Properties REIT as of the date of the sale).

Note 19:	During the year ended December 31, 2000, the Restaurant Properties REIT received $1,187,238 for the sale of consolidated partnership interests.

TABLE III - CNL RESTAURANT PROPERTIES, INC. - CONTINUED

Note 20:	An affiliate of the Restaurant Properties REIT is entitled to receive, in connection with each common stock offering, a soliciting dealer servicing fee payable annually by the Restaurant Properties REIT beginning on December 31 of the year following the year in which each offering terminated in the amount of 0.20% of the stockholders’ investment in the Restaurant Properties REIT in connection with such offering. An affiliate of the Restaurant Properties REIT in turn, may reallow all or a portion of such fee to broker-dealers whose clients purchased shares in such offering and held shares on such date. During the years ended December 31, 1998, 1999, 2000, 2001, 2002, 2003 and 2004 the Restaurant Properties REIT incurred $300,206, $1,493,437, $1,493,436, $1,493,436, $1,493,437, $1,493,437 and $1,493,437 of such fees, respectively, which were paid in January 1999, 2000, 2001, 2002, 2003, 2004 and 2005, respectively.

Note 21:	During the year ended December 31, 2001, 2002 and 2003, the Restaurant Properties REIT sold several properties held for investment which resulted in total aggregate losses of $1,136,997, $347,179 and $157,488, respectively, and for December 31, 2004, total aggregate gains of $134,743, for financial reporting purposes. In addition, during the year ended December 31, 2001, the Restaurant Properties REIT began acquiring certain properties with the intent of selling them to third parties.

Note 22:	During the year ended December 31, 2001, an affiliate of the Restaurant Properties REIT advanced $6.0 million to the Restaurant Properties REIT in the form of a demand balloon promissory note. The note is uncollateralized, bears interest at LIBOR plus 2.5 percent with interest payments and outstanding principal due upon demand. During the year ended December 31, 2001, the Restaurant Properties REIT converted the outstanding principal balance plus accrued interest under the advances into shares of Restaurant Properties REIT stock. As of December 31, 2001, the affiliate had advanced an additional $2.7 million to the Restaurant Properties REIT under the same terms of the previous advances. During 2002, the affiliate advanced $7.5 million to the Restaurant Properties REIT and subsequently converted the outstanding balances plus accrued interest under the advances, into shares of Restaurant Properties REIT stock. As of December 31, 2002, the affiliate had advanced an additional $4.25 million to the Restaurant Properties REIT under the same terms as the previous advances. During 2003 and 2004, the affiliate advanced $18.7 million and $10.9 million respectively, to the Restaurant Properties REIT under the same terms as previous advances.

Note 23:	Effective January 1, 2002, the Restaurant Properties REIT adopted Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“FASB #144”). This statement requires that a long lived asset be tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. In addition, the statement also requires that the results of operations of a component of an entity that either has been disposed of or is classified as held for sale be reported as a discontinued operation, for components designated on or after the effective date. As a result of the adoption of FASB #144, the operating results and the related gains/(losses) from the sale of all properties designated for sale effective January 1, 2002 have been classified as discontinued operations. The results of operations for these properties have been restated and reclassified to discontinued operations for each of the years ended December 31, 2000, 2001, 2002 and 2003 to conform to the 2004 presentation. The results of operations for these properties for the years ended December 31, 1994, 1995, 1996, 1997, 1998 and 1999 have not been restated or reclassified to conform to the 2004 presentation.

Note 24:	Starting in 2001, the Restaurant Properties REIT began designating certain properties as held for sale and began selling these properties to private investors as an alternative to retaining the properties as a long term investment. The accounting for these properties differs from that of similar properties without this designation as the Restaurant Properties REIT does not record depreciation on these properties for financial reporting purposes. All properties designated through December 31, 2001 as held for sale reflect the gross sales proceeds received from the sale as a revenue line item. The related costs of the properties are reflected in a cost of real estate sold expense line item. All properties designated as held for sale subsequent to December 31, 2001 are presented as discontinued operations (see Note 23).

Note 25:	For the year ended December 31, 2002, 100% of the distributions to stockholders were deemed return of capital for federal income tax purposes.

Note 26:	As discussed in Note 23, and in accordance with FASB #144, any properties identified as held for sale or sold through December 31, 2004, have been classified as discontinued operations. The results of operations for these properties have been restated and reclassified to discontinued operations for each of the years ended December 31, 2000, 2001, 2002 and 2003 to conform to the 2004 presentation. The results of operations for these properties for the years ended December 31, 1994, 1995, 1996, 1997, 1998 and 1999 have not been restated or reclassified to conform to the 2004 presentation. During the year ended December 31, 2003, the Restaurant Properties REIT adopted the provisions of FIN46 and restated certain amounts in the operating results for the years ended December 31, 2001, 2002 and 2003.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

CNL HOTELS & RESORTS, INC.

	1996	1997	1998	1999
	(Note 1)	(Note 1)		(Note 2)
Gross revenue	$—	$—	$1,316,599	$4,230,995
Dividend income (Note 10)	—	—	—	2,753,506
Interest and other income	—	46,071	638,862	3,693,004

Less: Operating expenses	—	(22,386)	(257,646)	(802,755
Interest expense	—	—	(350,322)	(248,094)
Depreciation and amortization	—	(833)	(388,554)	(1,267,868)
Equity in loss of unconsolidated subsidiary after deduction of preferred stock dividends (Note 10 )	—	—	—	(778,466)
Minority interest	—	—	—	(64,334)
Benefit (Expense) from Income Taxes Income (Loss) from Discontinued Operations	—	—	—	—

Net income (loss) - GAAP basis	—	22,852	958,939	7,515,988

Taxable income
- from operations (Note 6)	—	46,071	609,304	7,613,284

- from gain (loss) on sale	—	—	—	—

Cash generated from operations (Notes 3 and 4)	—	22,469	2,776,965	12,890,161
Less: Cash distributions to investors (Note 7)
- from operating cash flow	—	(22,469)	(1,168,145)	(10,765,881)
- from sale of properties	—	—	—	—
- from cash flow from prior period	—	—	—	—
- from return of capital (Note 8)	—	(7,307)	—	—

Cash generated (deficiency) after cash distributions	—	(7,307)	1,608,820	2,124,280
Special items (not including sales of real estate and refinancing):
Subscriptions received from stockholders	—	11,325,402	31,693,678	245,938,907
Sale of common stock to CNL Hospitality Corp. (formerly CNL Hospitality Advisors, Inc.)	200,000	—	—	—
Proceeds from mortgage loans and other notes payable	—	—	—	—
Distributions to holders of minority Interest, net of contributions	—	—	—	—
Stock issuance costs	(197,916)	(1,979,371)	(3,948,669)	(19,322,318)
Acquisition of land, buildings and equipment	—	—	(28,752,549)	(85,089,887)
Acquisition of RFS in 2003 and KSL in 2004	—	—	—	—
Investment in unconsolidated subsidiary	—	—	—	(39,879,638)
Deposit on property and other investments	—	—	—	—
Acquisition of additional interest CNL Hotel Investors, Inc.	—	—	—	—
Sale of land, buildings and equipment	—	—	—	—
Sale of investment in equity securities	—	—	—	—
Redemption of (investment in) certificate of deposit	—	—	(5,000,000)	—
Increase in restricted cash	—	—	(82,407)	(193,223)
Proceeds of borrowing on line of credit	—	—	9,600,000	—
Payment on mortgage loans and line of credit	—	—	—	(9,600,000)
Payment of other notes	—	—	—	—
Payment of loan costs	—	—	(91,262)	(47,334)
Payment of capital lease obligation	—	—	—	—
Payment to acquire cash flow hedges	—	—	—	—
Decrease (increase) in intangibles and other assets	—	(463,470)	(676,026)	(5,068,727)
Retirement of shares of common stock	—	—	—	(118,542)
Due from related parties - offering expenses	—	—	—	—
Other	—	(7,500)	7,500	—

Cash generated (deficiency) after cash distributions and special items	2,084	8,867,754	4,359,085	88,743,518

TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 5)		7	7
Federal income tax results:
Ordinary income (loss) (Note 9)
- from operations (Note 6)	—	7	25	48

- from recapture	—	—	—	—

Capital gain (loss) (Note 7)	—	—	—	—

2000	2001	2002	2003	2004
(Note 2)	(Note 2)	(Note 2)	(Note 2)	(Note 2)
$26,681,838	$79,728,000	$217,742,000	$525,411,000	$1,335,297,000
2,780,063	—	—	—	—
6,637,318	9,289,000	7,784,000	6,966,000	6,941,000

(3,311,988)	(22,514,000)	(130,886,000)	(392,582,000)	(1,016,667,000)
(2,383,449)	(15,635,000)	(23,125,000)	(58,040,000)	(166,463,000)
(7,830,456)	(22,281,000)	(37,810,000)	(79,876,000)	(191,764,000)
(386,627)	(7,968,000)	(17,256,000)	(23,970,000)	(18,469,000)
(1,516,237)	(1,291,000)	(639,000)	778,000	(8,403,000)
—	—	—	864,000	(28,539,000)
—	—	—	1,222,000	(2,820,000)

20,670,462	19,328,000	15,810,000	5,993,000	(87,113,000)

14,507,032	16,938,386	24,804,256	24,674,829	5,312,846

—	—	—	—	(645,000)

43,650,561	58,408,000	76,660,000	112,887,000	213,741,000

(28,082,275)	(48,410,000)	(74,217,000)	(112,887,000)	(213,741,000)
—	—	—	—	—
—	—	—	—	—
—	—	—	(17,074,000)	(4,602,000)

15,568,286	9,998,000	2,443,000	(17,074,000)	(4,602,000)

203,684,044	286,069,000	489,111,000	1,169,496,000	658,578,000
—	—	—	—	—
102,081,950	137,990,000	118,720,000	866,912,000	1,922,508,000
(10,217,828)	(2,896,000)	14,040,000	106,853,000	(13,213,000)
(24,808,156)	(34,723,000)	(51,640,000)	(113,211,000)	(59,430,000)
(310,711,912)	(351,621,000)	(446,520,000)	(1,307,313,000)	(118,213,000)
—	—	—	(450,350,000)	(1,426,309,000)
(10,174,209)	(30,804,000)	(53,099,000)	(727,000)	(2,192,000)
—	—	(10,300,000)	(24,985,000)	—
(17,872,573)	—	—	—	—
—	—	—	—	16,810,000
—	—	—	—	28,295,000
5,000,000	—	—	—	—
(2,988,082)	(6,106,000)	(12,425,000)	(29,241,000)	(37,778,000)
—	7,500,000	16,579,000	(6,000)	(24,073,000)
—	(1,184,000)	(1,748,000)	(4,730,000)	(802,812,000)
—	—	(26,790,000)	(2,533,000)	(63,593,000)
(1,342,713)	(4,932,000)	(2,395,000)	(9,751,000)	(43,979,000)
—	—	—	—	(1,823,000)
—	—	—	—	(4,899,000)
2,510,090	(11,611,000)	(29,643,000)	(81,996,000)	(37,655,000)
(2,503,484)	(2,313,000)	(2,391,000)	(6,591,000)	(24,636,000)
—	(1,411,000)	—	—	—
—	—	—	—	—

(51,774,587)	(6,044,000)	3,942,000	94,753,000	(84,121,000)

38	26	25	14	2

—	—	—	—	—

—	—	—	—	—

TABLE III - CNL HOTELS & RESORTS, INC. - CONTINUED

	1996	1997	1998	1999
	(Note 1)	(Note 1)		(Note 2)
Cash distributions to investors
Source (on GAAP basis)
- from investment income	—	3	40	47
- from capital gain	—	—	—	—
- from investment income from prior period	—	—	—	—
- from return of capital (Note 8)	—	1	9	21

Total distributions on GAAP basis (Note 9)	—	4	49	68

Source (on cash basis)
- from sales	—	—	—	—
- from refinancing	—	—	—	—
- from operations	—	3	49	68
- from cash flow from prior period	—	—	—	—
- from return of capital (Note 8)	—	1	—	—

Total distributions on cash basis (Note 9)	—	4	49	68

Total cash distributions as a percentage of original $1,000 investment (Notes 5 and 11)	N/A	3.00%	4.67%	7.19%
Total cumulative cash distributions per $1,000 investment from inception	N/A	4	53	121
Amount (in percentage terms) remaining invested in program properties at the end of each year (period) presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	N/A	N/A	100%	100%

Note 1:	Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective July 9, 1997, CNL Hotels & Resorts, Inc. (the “Hotels & Resorts REIT”) registered for sale $165,000,000 of shares of common stock (the “CHP Initial Offering”), including $15,000,000 available only to stockholders participating in the company’s reinvestment plan. The CHP Initial Offering commenced September 11, 1997, and upon completion of the CHP Initial Offering on June 17, 1999 had received $150,072,637 (7,503,632 shares), including $72,637 (3,632 shares) issued pursuant to the reinvestment plan. Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective June 4, 1999, the Hotels & Resorts REIT registered for sale up to $275,000,000 of shares of common stock (the “1999 Offering”). The 1999 Offering of the Hotels & Resorts REIT commenced following the completion of the CHP Initial Offering on June 17, 1999, and upon completion of the 1999 Offering on September 14, 2000, the company had received $274,998,988, including $965,194 (48,260 shares) issued pursuant to the reinvestment plan. Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective May 23, 2000, the Hotels & Resorts REIT registered for sale up to $450,000,000 of shares of common stock (the “2000 Offering”). The 2000 Offering of the Hotels & Resorts REIT commenced following the completion of the 1999 Offering on September 14, 2000 and upon completion of the 2000 Offering on September 14, 2000, the company had received $450,000,000, including $3,375,474 (168,774 shares) issued pursuant to the reinvestment plan. Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective April 1, 2002, the Hotels & Resorts REIT registered for sale up to $450,000,000 of shares of common stock (the “2002 Offering”). The 2002 Offering commenced immediately following the completion of the 2000 Offering on April 23, 2002, and upon completion of the 2002 Offering on February 5, 2003, the Company had received approximately $450,000,000 including $3,225,431 (161,272 shares) issued pursuant to the reinvestment plan. Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended effective April 30, 2003, the Hotels & Resorts REIT registered for the sale of up to $1.75 billion of Shares of Common Stock (the “2003 Offering”). The 2003 Offering commenced immediately following the completion of the 2002 Offering on February 5, 2003 and upon completion of the 2003 Offering on March 12, 2004 the company had received approximately $1,741,000,000 including $29,003,778 (1,576,293 shares) issued pursuant to the reinvestment plan. The amounts shown represent the combined results of the CHP Initial Offering, the 1999 Offering, the 2000 Offering, the 2002 Offering and the 2003 Offering, including subscription proceeds issued pursuant to the reinvestment plan as of December 31, 2004. On August 2, 2004, the Hotels & Resorts REIT effected a reverse stock split and all share numbers have been adjusted to reflect the exchange ratio of one common share for every two issued and outstanding.

Note 2:	The amounts shown represent the combined results of the Initial Offering, the 1999 Offering, the 2000 Offering, 2002 Offering and the 2003 Offering, as applicable. For the years ended December 31, 2001, 2002 and 2003 the amounts were restated in connection with the adoption of FIN 46R and have been rounded to thousands. For the year ended December 31, 2004, the amounts where appropriate, reflect the reverse stock split which occurred on August 2, 2004.

Note 3:	Cash generated from operations includes cash received from tenants and dividend, interest and other income, less cash paid for operating expenses.

Note 4:	Cash generated from operations per this table agrees to cash generated from operations per the statement of cash flows included in the consolidated financial statements of the Hotels & Resorts REIT.

2000	2001	2002	2003	2004
(Note 2)	(Note 2)	(Note 2)	(Note 2)	(Note 2)

53	30	16	3	—
—	—	—	—	—
—	—	—	—	—
20	45	60	72	74

73	75	76	75	74

—	—	—	—	—
—	—	—	—	—
73	75	76	65	2
—	—	—	—	—
—	—	—	10	72

73	75	76	75	74

7.38%	7.688%	7.75%	7.75%	7.45%
194	269	345	420	494
100%	100%	100%	100%	100%

Note 5:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.

Note 6:	Taxable income presented is before the dividends paid deduction.

Note 7:	For the years ended December 31, 2004, 2003, 2002, 2001, 2000, 1999, 1998 and 1997, approximately 23%, 39%, 51%, 52%, 63%, 75%, 76% and 100%, respectively, of the distributions received by stockholders were considered to be ordinary income and approximately 77%, 61%, 49%, 48%, 37%, 25%, 24% and 0%, respectively, were considered a return of capital for federal income tax purposes. No amounts distributed to stockholders for the years ended December 31, 2004, 2003, 2002, 2001, 2000, 1999, 1998 and 1997 are required to be or have been treated by the company as a return of capital for purposes of calculating the stockholders’ return on their invested capital.

Note 8:	Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from certain non-cash items. In addition, cash distributions presented as a return of capital on a cash basis represents the amount of cash distributions in excess of cash generated from operating cash flow and excess cash flows from prior periods. These amounts have not been treated as a return of capital for purposes of calculating the amount of stockholders’ invested capital.

Note 9:	Tax and distribution data and total distributions on GAAP basis were computed based on the weighted average shares outstanding during each period presented.

Note 10:	In February 1999, the company executed a series of agreements with Five Arrows Realty Securities II, L.L.C. to jointly own a real estate investment trust, CNL Hotel Investors, Inc., for the purpose of acquiring seven hotels. During the years ended December 31, 2000 and 1999, the company recorded $2,780,063 and $2,753,506, respectively, in dividend income and $386,627 and $778,466, respectively, in an equity in loss after deduction of preferred stock dividends, resulting in net earnings of $2,393,436 and $1,975,040, respectively, attributable to this investment. In October 2000, the company purchased an additional interest in CNL Hotel Investors, Inc., which resulted in a majority ownership interest and the consolidation of CNL Hotel Investors, Inc. As such, no dividend income was recognized for the years ended after December 31, 2001.

Note 11:	Certain data for columns representing less than 12 months have been annualized.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

CNL RETIREMENT PROPERTIES, INC.

	1997	1998	1999	2000
	(Note 1)	(Note 1)	(Note 1)	(Note 2)
Gross revenue	$—	$—	$—	$981,672
Interest and other income	—	—	86,231	103,058
Equity in earnings of unconsolidated subsidiary	—	—	—	—
Less: Operating expenses	—	—	(79,621)	(181,596)
Interest expense	—	—	—	(367,374
Provision for doubtful accounts	—	—	—	—
Depreciation and amortization	—	—	—	(310,982)
Organizational costs	—	—	(35,000)	—
Minority interest in earnings of consolidated joint ventures	—	—	—	—

Income (loss) from continuing operations
- GAAP basis	—	—	(28,390)	224,778
Income (loss) from discontinued operations
- GAAP basis	—	—	—	—

Net income (loss) - GAAP basis	—	—	(28,390)	224,778

Taxable income
- from operations (Note 9)	—	—	86,231	93,269

- from gain (loss) on sale	—	—	—	—

Cash generated from operations (Note 6)	—		12,851	1,096,019
Less: Cash distributions to investors (Note 10)
- from operating cash flow	—	—	(12,851)	(502,078)
- from sale of properties	—	—	—	—
- from cash flow from prior period	—	—	—	—
- from return of capital (Note 11)	—	—	(37,553)	—

Cash generated (deficiency) after cash Distributions	—	—	(37,553)	593,941
Special items (not including sales of real estate and refinancing):
Subscriptions received from stockholders	—	—	5,200,283	6,491,310
Sale of common stock to CNL Retirement Corp.	200,000	—	—	—
Stock issuance costs	—	(199,908)	(418,600)	(931,461)
Acquisition of land, building and equipment on operating leases	—	—	—	(13,848,900)
Investment in direct financing leases	—	—	—	—
Investment in lease intangibles	—	—	—	—
DASCO acquisition	—	—	—	—
Investment in notes receivable	—	—	—	—
Collection of notes receivable	—	—	—	—
Investment in unconsolidated subsidiary	—	—	—	—
Distributions received from unconsolidated Subsidiary	—	—	—	—
Contributions from minority interests	—	—	—	—
Distributions to minority interests	—	—	—	—
Payment of acquisition costs	—	—	—	(562,491)
Payment of deferred leasing costs	—	—	—	—
Increase in restricted cash	—	—	—	(17,312)
Proceeds from borrowings on line of credit	—	—	—	8,100,000
Payment on line of credit	—	—	—	(4,305,000)
Proceeds from borrowings on mortgages payable	—	—	—	—
Principal payments on mortgages payable	—	—	—	—
Proceeds from construction financing	—	—	—	—
Proceeds from term loan	—	—	—	—
Proceeds from issuance of life care bonds	—	—	—	—
Retirement of life care bonds	—	—	—	—
Payment of loan costs	—	—	—	(55,917)
Retirement of shares of common stock	—	—	—	(30,508)

Cash generated (deficiency) after cash distributions and special items	200,000	(199,908)	4,744,130	(4,566,338)

TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 8)
Federal income tax results:
Ordinary income (Note 10)
- from operations (Note 9)	—	—	12	32

- from recapture	—	—	—	—

Capital gain (Note 10)	—	—	—	—

2001	2002	2003	2004
(Note 2)	(Note 3)	(Note 4)	(Note 5)
$1,764,217	$16,938,823	$93,927,000	$264,541,000
135,402	1,913,205	1,626,000	4,768,000
—	5,404	11,000	178,000
(343,472)	(2,182,674)	(9,988,000)	(40,227,000)
(105,056)	(1,408,611)	(9,588,000)	(42,783,000)
—	—	—	(3,900,000)
(535,126)	(3,461,279)	(17,553,000)	(62,978,000)
—	—	—	—

—	(433,012)	—	(93,000)

915,965	11,371,856	58,435,000	119,506,000

—	—	25,000	(1,588,000)

915,965	11,371,856	58,460,000	117,918,000

600,447	7,792,023	27,477,000	(Note 14)

—	—	—	—

2,173,379	16,784,763	60,658,000	139,398,000

(1,507,322)	(14,379,477)	(59,784,000)	(139,398,000)
—	—	—	—
—	—	—	(4,502,000)
—	—	—	(3,238,000)

666,057	2,405,286	874,000	(7,740,000)

59,519,751	371,134,716	1,059,981,000	880,268,000
—	—	—	—
(6,903,096)	(40,231,933)	(99,309,000)	(89,039,000)
(20,269,138)	(193,176,327)	(661,946,000)	(921,698,000)
—	(128,065,000)	(263,330,000)	(50,230,000)
—	(8,408,000)	(23,220,000)	(50,064,000)
—	—	—	(204,441,000)
—	(2,000,000)	—	—
—	—	2,000,000	—
—	(350,364)	—	—
—	190,922	149,000	175,000
—	—	—	997,000
—	(508,885)	—	(45,000)
(2,644,534)	(16,131,759)	(53,126,000)	(73,124,000)
—	—	—	(864,000)
(17,797)	(1,649,575)	(13,127,000)	(9,448,000)
—	—	71,370,000	—
(3,795,000)	—	(51,370,000)	—
—	32,620,000	170,800,000	315,045,000
—	(267,720)	(13,832,000)	(28,964,000)
—	—	7,402,000	73,618,000
—	—	—	60,000,000
—	—	8,203,000	12,063,000
—	—	(6,589,000)	(7,736,000)
—	(1,308,758)	(7,523,000)	(10,149,000)
(13,020)	(173,839)	(1,117,000)	(3,933,000)

26,543,223	14,078,764	126,290,000	(115,309,000)

41	42	48	42

—	—	—	—

—	—	—	—

TABLE III - CNL RETIREMENT PROPERTIES, INC. - CONTINUED

	1997	1998	1999	2000
	(Note 1)	(Note 1)	(Note 1)	(Note 2)
Cash distributions to investors
Source (on GAAP basis)
- from investment income	—	—	—	27
- from capital gain	—	—	—	—
- from investment income from prior period	—	—	—	—
- from return of capital (Note 11)	—	—	12	32

Total distributions on GAAP basis (Note 12)	—	—	12	59

Source (on cash basis)
- from sales	—	—	—	—
- from refinancing	—	—	—	—
- from operations (Note 6)	—	—	3	59
- from cash flow from prior period	—	—	—	—
- from return of capital (Note 11)	—	—	9	—

Total distributions on cash basis (Note 12)	—	—	12	59

Total cash distributions as a percentage of original $1,000 investment (Note 8)	N/A	N/A	3.0%	5.79%
Total cumulative cash distributions per $1,000 investment from inception	N/A	N/A	12	71
Amount (in percentage terms) remaining invested in program properties at the end of each year presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	N/A	N/A	N/A	100%

Note 1:	Pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended, effective September 18, 1998, CNL Retirement Properties, Inc. (the “Retirement Properties REIT”) registered for sale up to $155,000,000 of shares of common stock (the “Initial Offering”), including up to $5,000,000 available to stockholders participating in the company’s reinvestment plan. The offering of shares of the Retirement Properties REIT commenced September 18, 1998, and upon the termination of the Initial Offering on September 18, 2000, the Retirement Properties REIT had received subscription proceeds of $9,718,974 (971,898 shares) from the Initial Offering, including $50,463 (5,046 shares) through the reinvestment plan. Upon termination of the Initial Offering, the Retirement Properties REIT commenced an offering of up to $155,000,000 (the “2000 Offering”), including up to $5,000,000 available to stockholders participating in the company’s reinvestment plan. On May 24, 2002, the Retirement Properties REIT completed its 2000 Offering from which it received subscription proceeds of $155,000,000 (15,500,000 shares), including $418,670 (41,867 shares) through the reinvestment plan. Immediately following the completion of the 2000 Offering, the Retirement Properties REIT commenced an offering of up to $450,000,000 (45,000,000 shares) (the “2002 Offering”), including up to $50,000,000 (5,000,000 shares) available to stockholders participating in the company’s reinvestment plan. On April 3, 2003, the Retirement Properties REIT completed its 2002 Offering from which it received subscription proceeds of $450,000,000 (45,000,000 shares), including $1,288,817 (128,882 shares) through the reinvestment plan. Immediately following the completion of the 2002 Offering, the Retirement Properties REIT commenced an offering of up to $1,750,000,000 (175,000,000 shares) (the “2003 Offering”), including $250,000,000 (25,000,000 shares) available to stockholders participating in the company’s reinvestment plan. On May 13, 2004, the Retirement Properties REIT terminated its 2003 Offering from which it received subscription proceeds of $1,567,925,474 (156,792,548 shares), including $17,280,980 (1,728,098 shares) through the reinvestment plan. Immediately following the completion of the 2003 Offering, the Retirement Properties REIT commenced an offering of up to $4,000,000,000 (400,000,000 shares) (the “2004 Offering”), including $150,000,000 (15,000,000 shares) available to stockholders participating in the company’s reinvestment plan. Activities through July 13, 1999, were devoted to organization of the Retirement Properties REIT and operations had not begun. Amounts shown represent the results of the Initial Offering, including subscription proceeds issued pursuant to the reinvestment plan, from July 14, 1999 through December 31, 1999.

Note 2:	The amounts shown represent the combined results of the Initial Offering and the 2000 Offering.

Note 3:	The amounts shown represent the combined results of the Initial Offering, the 2000 Offering and the 2002 Offering.

Note 4:	The amounts shown represent the combined results of the Initial Offering, the 2000 Offering, the 2002 Offering and the 2003 Offering.

Note 5:	The amounts shown represent the combined results of the Initial Offering, the 2000 Offering, the 2002 Offering, the 2003 Offering and the 2004 Offering.

2001	2002	2003	2004
(Note 2)	(Note 3)	(Note 4)	(Note 5)

38	52	66	56
—	—	—	—
—	—	—	—
25	13	1	14

63	65	67	70

—	—	—	—
—	—	—	—
63	65	67	66
—	—	—	2
—	—	—	2

63	65	67	70

7.0%	7.0%	7.1%	7.1%
134	199	266	336
100%	100%	100%	100%

Note 6:	Cash generated from operations includes cash received from tenants, interest and other income, less cash paid for operating expenses.

Note 7:	Cash generated from operations per this table agrees to cash generated from operations per the statement of cash flows included in the consolidated financial statements of the Retirement Properties REIT.

Note 8:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.

Note 9:	Taxable income presented is before the dividends paid deduction.

Note 10:	For the years ended December 31, 2004, 2003, 2002, 2001, 2000 and 1999, approximately 60%, 71%, 65%, 65%, 54% and 100%, respectively, of the distributions received by stockholders were considered to be ordinary income for federal income tax purposes. For the years ended December 31, 2004, 2003, 2002, 2001, 2000 and 1999, approximately 40%, 29%, 35%, 35%, 46% and 0%, respectively, of distributions received by stockholders were considered a return of capital for federal income tax purposes. No amounts distributed to stockholders for the years ended December 31, 2004, 2003, 2002, 2001, 2000 and 1999, are required to be or have been treated by the company as a return of capital for purposes of calculating the stockholders’ return on their invested capital.

Note 11:	Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from certain non-cash items. In addition, cash distributions presented as a return of capital on a cash basis represents the amount of cash distributions in excess of cash generated from operating cash flow and excess cash flows from prior periods. These amounts have not been treated as a return of capital for purposes of calculating the amount of stockholders’ invested capital.

Note 12:	Tax and distribution data and total distributions on GAAP basis were computed based on the weighted average shares outstanding during each period presented. The taxability of distributions of a REIT is based on the annual earnings and profits split of the REIT. Therefore, federal income tax results per $1,000 invested presented above has been calculated using the annual earnings and profits split as described in Note 10.

Note 13:	Certain data for columns representing less than 12 months have been annualized.

Note 14:	This information is not yet available.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

(1)	Amounts shown do not include pro rata share of original offering costs or acquisition fees.

(2)	Closing costs deducted from net sales proceeds do not include deferred, subordinated real estate disposition fees payable to CNL Fund Advisors, Inc. or its affiliates.

(3)	Reserved for future use.

(4)	Reserved for future use.

(5)	Cash received net of closing costs includes $147,750 of lease termination income.

(6)	Excess (deficiency) of property operating cash receipts over cash expenditures includes $52,676 of lease termination income.

(7)	Original mortgage financing was obtained for less than 100 percent of the total cost of the properties.

(8)	Each property was sold to one of the CNL Income Funds, which are Prior Public Programs and affiliates of the Chairman and Vice Chairman of the Board of Directors of CNL Restaurant Properties, Inc. The CNL Net Lease Investors, LP sold the properties at the net carrying value of the property, therefore, no gain or loss was recognized on the sale

(9)	This property was being constructed and was sold prior to completion of construction.

(10)	CNL APF Partners LP did not own the land related to this property. The tenant defaulted under the terms of the lease with the landlord of the land lease and CNL APF Partners LP, the landlord of the building lease. CNL APF Partners, LP was not successful at finding a replacement tenant and would have been obligated to pay rent to the landlord of the land in order to preserve its interest in the building. CNL APF Partners, LP decided to abandon the rights to the building to eliminate the obligation to pay rent to the landlord of the land parcel.

(11)	CNL Income Fund II, Ltd. owned a 64 percent interest and CNL Income Fund VI, Ltd. owned a 36 percent interest in this joint venture. The amounts presented for CNL Income Fund II, Ltd. and CNL Income Fund VI, Ltd. represent each partnership’s percentage interest in the property owned by Show Low Joint Venture.

(12)	Reserved for future use.

(13)	Reserved for future use.

(14)	Reserved for future use.

(15)	Reserved for future use.

(16)	CNL Income Fund X, Ltd. owned a 69.06 percent interest and CNL Income Fund XVII, Ltd. owned a 30.94 percent interest in this joint venture. The amounts presented for CNL Income Fund X,. Ltd. and CNL Income Fund XVII, Ltd. represent each partnership’s percentage interest in the property owned by CNL Ocean Shores Joint Venture.

(17)	Reserved for future use.

(18)	Information in this table includes properties sold by Maple & Main Orlando, LLC; RAI Restaurants, Inc.; South Street Investments, Inc.; CNL Restaurant Investors Properties, LLC; CNL Funding 2001-A, LP; CNL Funding 2002-A LP; CNL Net Lease Investors LP and CNL Net Lease Funding 2003, LLC, subsidiaries of CNL Restaurant Properties, Inc., which were formed for the purpose of originating long-term triple net leases on real estate with the intent of selling these properties to third parties.

(19)	Amounts in this table do not include costs incurred in the administration of the partnership or company, as applicable, not related to the operation of properties.

(20)	Reserved for future use.

(21)	Reserved for future use.

(22)	Reserved for future use.

(23)	Reserved for future use.

(24)	Information in this table includes properties sold by CNL Financial Services, LP and CNL Restaurant Capital, LP, subsidiaries of CNL Restaurant Properties, Inc.

(25)	The property was obtained through foreclosure of a loan and the basis of the property was the net realizable value of the foreclosed loan.

(26)	Excess (deficiency) of property operating cash receipts over cash expenditures includes $33,979 of lease termination income.

(27)	Excess (deficiency) of property operating cash receipts over cash expenditures includes $100,000 of lease termination income.

(28)	CNL Income Fund III, Ltd. owned a 73.4 percent interest and CNL Income Fund IV, Ltd. owned a 26.6 percent interest in this joint venture. The amounts presented for CNL Income Fund III, Ltd. and CNL Income Fund, IV, Ltd. represent each partnership’s percentage interest in the property owned by Titusville Joint Venture.

(29)	CNL Income Fund IX, Ltd. and CNL Income Fund, X, Ltd. each owned a 50 percent interest in this joint venture. The amounts presented for CNL Income Fund IX, Ltd. and CNL Income Fund X, Ltd. represent each partnership’s percentage interest in the property owned by CNL Restaurant Investments III.

(30)	CNL Income Fund, Ltd. owned a 50 percent interest in this joint venture. The amounts presented represent the partnership’s percentage interest in the property owned by Sand Lake Road Joint Venture. A third party owned the remaining 50 percent interest in this joint venture.

(31)	CNL Income Fund VII, Ltd. owned an 18 percent interest, CNL Income Fund VIII, Ltd. owned a 36.8 percent interest and CNL Income Fund IX, Ltd. owned a 45.2 percent interest in this joint venture. The amounts presented for CNL Income Fund VII, Ltd., CNL Income Fund, VIII, Ltd. and CNL Income Fund IX, Ltd. represent each partnership’s percentage interest in the property owned by CNL Restaurant Investments II.

(32)	CNL Income Fund IX, Ltd. owned a 27.33 percent interest, CNL Income Fund X, Ltd. owned a 10.51 percent interest and CNL Income fund XI, Ltd. owned a 62.16 percent interest in this joint venture. The amounts presented for CNL Income Fund IX, Ltd., CNL Income Fund, X, Ltd. and CNL Income Fund XI, Ltd. represent each partnership’s percentage interest in the property owned by Ashland Joint Venture.

(33)	CNL Income Fund VIII, Ltd. owned a 66 percent interest and CNL Income Fund IX, Ltd. owned a 34 percent interest in the property owned by this tenancy in common. The amounts presented for CNL Income Fund VIII, Ltd. and CNL Income Fund, IX, Ltd. represent each partnership’s percentage interest in the property owned by CNL VIII & IX Tenants in Common.

(34)	CNL Income Fund VII, Ltd. owned a 79 percent interest and CNL Income Fund XVII, Ltd. owned a 21 percent interest in this joint venture. The amounts presented for CNL Income Fund VII, Ltd. and CNL Income Fund, XVII, Ltd. represent each partnership’s percentage interest in the property owned by CNL Mansfield Joint Venture.

(35)	CNL Income Fund VI, Ltd. owned a 66.14 percent interest in this joint venture. The amounts presented represent the partnership’s percentage interest in the property owned by Caro Joint Venture. A third party owned the remaining 33.86 percent interest in this joint venture.

(36)	Amount shown is face value and does not represent discounted current value. The mortgage note bore interest at a rate of 10 percent per annum and provided for 35 equal monthly payments of principal and interest. The borrower prepaid the mortgage note in full in August 2002.

(37)	Amount shown is face value and does not represent discounted current value. The mortgage note bore interest at a rate of 10.5 percent per annum. In December 2002, the Partnership negotiated for an early payoff at a reduced amount and received a balloon payment which included $606,800 of the outstanding principal balance.

(38)	Cash received net of closing costs includes $227,579 of insurance proceeds received after the building was destroyed by fire.

(39)	CNL Income Fund II, Ltd. owned a 49 percent interest and CNL Income Fund IV, Ltd. owned a 51 percent interest in this joint venture. The amounts presented for CNL Income Fund II, Ltd. and CNL Income Fund IV, Ltd. represent each partnership’s percentage interest in the property owned by Holland Joint Venture.

(40)	CNL Income Fund VII, Ltd. owned a 68.75 percent interest and CNL Income Fund XV, Ltd. owned a 31.25 percent interest in this joint venture. The amounts presented for CNL Income Fund VII, Ltd. and CNL Income Fund XV, Ltd. represent each partnership’s percentage interest in the property owned by CNL VII, XV Columbus Joint Venture.

(41)	The Checker’s property in Atlanta, GA was exchanged on September 10, 2004 for a Checker’s property in Clearwater, FL at the option of the tenant as permitted under the terms of the lease agreement. Due to the exchange, the Checker’s property in Clearwater, FL is being leased under the same lease as the Checker’s property in Atlanta, GA with a five year lease extension.

(42)	The Checker’s property in Marietta, GA was exchanged on September 10, 2004 for a Checker’s property in Tampa, FL at the option of the tenant as permitted under the terms of the lease agreement. Due to the exchange, the Checker’s property in Tampa, FL is being leased under the same lease as the Checker’s property in Marietta, GA, with a five year lease extension.

(43)	The Checker’s property in Norcross, GA was exchanged on September 10, 2004 for a Checker’s property in Ruskin, FL at the option of the tenant as permitted under the terms of the lease agreement. Due to the exchange, the Checker’s property in Ruskin, FL is being leased under the same lease as the Checker’s property in Norcross, GA, with a five year lease extension.

Past performance is not necessarily indicative of future performance.